EXHIBIT 99.3

PART IV

Item 15. Exhibits, Financial Statement Schedules

(a)	Financial Statements and Financial Statement Schedules

	(1)	Report of Independent Registered Public Accounting Firm

		Consolidated Balance Sheets as of December 31, 2007 and December 28, 2008	3

		Consolidated Statements of Operations for the Years Ended December 31, 2006 and 2007 and December 28, 2008	4

		Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2006 and 2007 and December 28, 2008	5

		Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and 2007 and December 28, 2008	6

		Notes to Consolidated Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Kratos Defense & Security Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Kratos Defense & Security Solutions, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2007 and December 28, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 28, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kratos Defense & Security Solutions, Inc. and subsidiaries as of December 31, 2007 and December 28, 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 9 to the consolidated financial statements, on January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109”.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Kratos Defense & Security Solutions, Inc.’s internal control over financial reporting as of December 28, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 9, 2009 expressed an unqualified opinion thereon.

/s/GRANT THORNTON LLP

San Diego, California

March 9, 2009 (except for the adjustments to retrospectively apply the discontinued operations for the Southeast division of the Public Safety and Security segment as described in Note 3, as to which the date is August 12, 2009)

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Balance Sheets

December 31, 2007 and December 28, 2008

(in millions, except par value and number of shares)

	2007	2008
Assets
Current assets:
Cash and cash equivalents	$8.9	$3.7
Restricted cash	—	0.4
Accounts receivable, net	70.9	96.4
Income taxes receivable	1.0	0.7
Prepaid expenses	7.3	3.5
Notes receivable	2.6	—
Other current assets	8.1	6.4
Current assets of discontinued operations	8.1	5.1
Total current assets	106.9	116.2
Property and equipment, net	6.7	6.4
Goodwill	194.5	152.2
Other intangibles, net	19.8	32.2
Investments in unconsolidated affiliates	0.3	—
Other assets	6.7	4.4
Non current assets of discontinued operations	0.4	1.0
Total assets	$335.3	$312.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21.1	$17.6
Accrued expenses	14.2	13.2
Accrued compensation	9.5	14.3
Billings in excess of costs and earnings on uncompleted contracts	10.5	9.3
Accrual for contingent acquisition consideration	2.9	3.7
Income taxes payable	0.2	—
Accrual for unused office space	1.0	1.2
Other current liabilities	13.4	8.7
Current portion of long-term debt	2.6	5.9
Current portion of capital lease	0.1	0.2
Current liabilities of discontinued operations	8.0	7.1
Total current liabilities	83.5	81.2
Long-term debt, net of current portion	72.9	76.0
Accrual for unused office space, net of current portion	1.4	0.5
Capital lease	1.1	0.9
Deferred tax liabilities	2.0	—
Other liabilities	4.5	5.0
Non current liabilities of discontinued operations	2.7	1.9
Total liabilities	168.1	165.5
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized Series B Convertible Preferred Stock, $.001 par value, 10,000 shares outstanding at December 31, 2007 and December 28, 2008 (liquidation preference $5.0 million at December 28, 2008)	—	—
Common stock, $.001 par value, 195,000,000 shares authorized; 78,998,922 and 128,169,634 shares issued and outstanding at December 31, 2007 and December 28, 2008, respectively	—	—
Additional paid-in capital	412.7	503.5
Accumulated deficit	(245.5)	(356.6)
Total stockholders’ equity	167.2	146.9
Total liabilities and stockholders’ equity	$335.3	$312.4

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITIES SOLUTIONS, INC.

Consolidated Statements of Operations

Years ended December 31, 2006 and 2007 and December 28, 2008

(in millions, except per share amounts)

	2006	2007	2008
Revenues	$138.2	$180.7	$286.2
Cost of revenues	112.0	151.0	228.0
Gross profit	26.2	29.7	58.2
Selling, general and administrative expenses	35.8	36.6	48.9
Research and development expenses	—	—	0.9
Recovery of unauthorized issuance of stock options and stock option investigation and related fees	—	10.6	(4.5)
Litigation settlement charge	—	4.9	—
Impairment and restructuring charges	16.3	1.2	106.1
Operating loss from continuing operations	(25.9)	(23.6)	(93.2)
Other expense:
Interest expense, net	(0.6)	(1.2)	(10.0)
Impairment of investments in unconsolidated affiliates	—	(1.8)	—
Other income (expenses), net	(0.2)	0.7	(1.5)
Total other expense, net	(0.8)	(2.3)	(11.5)
Loss from continuing operations before income taxes	(26.7)	(25.9)	(104.7)
Provision (benefit) for income taxes from continuing operations	14.5	1.3	(0.7)
Loss from continuing operations	(41.2)	(27.2)	(104.0)
Loss from discontinued operations	(16.7)	(13.6)	(7.1)
Net loss	$(57.9)	$(40.8)	$(111.1)
Basic loss per common share:
Loss from continuing operations	$(0.56)	$(0.37)	$(1.12)
Loss from discontinued operations	(0.23)	(0.18)	(0.08)
Net loss per common share:	$(0.79)	$(0.55)	$(1.20)
Diluted loss per common share:
Loss from continuing operations	$(0.56)	$(0.37)	$(1.12)
Loss from discontinued operations	(0.23)	(0.18)	(0.08)
Net loss per common share:	$(0.79)	$(0.55)	$(1.20)
Weighted average common shares outstanding:
Basic	73.5	74.0	92.6
Diluted	73.5	74.0	92.6

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2006 and 2007 and December 28, 2008

(in millions)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balance, December 31, 2005	—	$—	72.2	$—	$379.3	$(146.7)	$(2.9)	$229.7
Conversion of Series B convertible preferred stock	—	—	1.5	—	—	—	—	—
Issuance of common stock for exercise of stock options	—	—	0.2	—	0.5	—	—	0.5
Stock based compensation	—	—	—	—	11.9	—	—	11.9
Components of comprehensive income:
Net loss	—	—	—	—	—	(57.9)	—	(57.9)
Foreign currency translation gain, net of income taxes of $0.3 million	—	—	—	—	—	—	1.5	1.5
Reclassification adjustment—foreign currency translation gain, included in net loss	—	—	—	—	—	—	1.4	1.4
Total comprehensive loss								(55.0)
Balance, December 31, 2006	—	$—	73.9	$—	$391.7	$(204.6)	$—	$187.1
Issuance of common stock for exercise of stock options	—	—	0.1	—	—	—	—	—
Common stock issued for acquisitions	—	—	4.6	—	12.0	—	—	12.0
Paid-in capital for contingent consideration	—	—	—	—	7.4	—	—	7.4
Cumulative effect adjustment upon adoption of FIN 48	—	—	—	—	—	(0.1)	—	(0.1)
Stock-based compensation	—	—	0.4	—	1.6	—	—	1.6
Net loss and total comprehensive loss	—	—	—	—	—	(40.8)	—	(40.8)
Balance, December 31, 2007	—	$—	79.0	$—	$412.7	$(245.5)	$—	$167.2
Stock issued for Employee Stock Purchase Plan	—	—	0.2	—	0.2	—	—	0.2
Common stock issued for acquisitions	—	—	48.1	—	80.2	—	—	80.2
Stock options issued for acquisitions	—	—	—	—	7.0	—	—	7.0
Paid in capital for contingent consideration	—	—	0.9	—	2.3	—	—	2.3
Stock based compensation	—	—	—	—	1.1	—	—	1.1
Net loss and total comprehensive loss	—	—	—	—	—	(111.1)	—	(111.1)
Balance, December 28, 2008	—	$—	128.2	$—	$503.5	$(356.6)	$—	$146.9

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2006 and 2007 and December 28, 2008

(in millions)

	2006	2007	2008
Operating activities:
Net loss	$(57.9)	$(40.8)	$(111.1)
Less: Loss from discontinued operations	(16.7)	(13.6)	(7.1)
Loss from continuing operations	(41.2)	(27.2)	(104.0)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	4.5	4.3	7.3
Deferred income taxes	14.2	0.7	(2.0)
Accrual for settlement of securities litigation	—	4.9	—
Goodwill impairment charges	12.8	—	105.8
Asset impairment charges	1.8	2.5	0.2
Disposal of property and equipment	0.1	—	0.4
Provision for doubtful accounts	0.2	0.5	1.1
Stock-based compensation	6.7	0.8	1.1
Mark to market on swaps	—	—	1.7
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(8.8)	5.3	(2.9)
Prepaid expenses	—	(0.1)	4.2
Other assets	(1.1)	(4.8)	5.5
Accounts payable	5.6	(1.3)	(9.6)
Accrued expenses	(4.3)	2.1	(2.0)
Accrued compensation	1.3	(1.8)	(2.8)
Billings in excess of costs and earnings on uncompleted contracts	1.3	0.4	(2.1)
Accrual for contingent acquisition consideration	0.1	1.4	0.7
Income tax receivable and payable	3.1	1.6	0.5
Accrual for unused office space	0.9	(0.1)	(0.7)
Other liabilities	(0.1)	10.0	(6.9)
Net cash used in operating activities from continuing operations	(2.9)	(0.8)	(4.5)
Investing activities:
Sale/maturity of short-term investments	—	—	0.3
Cash paid for contingent acquisition consideration	(8.5)	(8.9)	—
Cash paid for acquisitions, net of cash acquired	(59.1)	(63.9)	(1.2)
Proceeds/(payments) from the disposition of discontinued operations	18.9	57.3	(0.2)
Cash transferred (to) from restricted cash	(1.0)	1.0	(0.4)
Capital expenditures	(1.1)	(0.9)	(0.8)
Net cash used in investing activities from continuing operations	(50.8)	(15.4)	(2.3)

See accompanying notes to consolidated financial statements.

	2006	2007	2008
Financing activities:
Proceeds from issuance of common stock	0.4	—	—
Proceeds from issuance of common stock under employee stock purchase plan	—	—	0.2
Borrowings under credit facility	85.0	88.5	7.9
Repayments under credit facility	(34.0)	(64.0)	(4.6)
Repayment of capital lease obligations	(0.3)	(0.4)	(0.2)
Debt issuance costs	(1.2)	(3.0)	(0.5)
Net cash provided by financing activities from continuing operations	49.9	21.1	2.8
Net cash flows of continuing operations	(3.8)	4.9	(4.0)
Cash flows of discontinued operations
Operating cash flows	5.8	—	(1.2)
Investing cash flows	(6.6)	(1.6)	—
Financing cash flows	0.1	—	—
Effect of exchange rates on cash and cash equivalents	2.7	—	—
Net cash flows of discontinued operations	2.0	(1.6)	(1.2)
Net increase (decrease) in cash and cash equivalents	(1.8)	3.3	(5.2)
Cash and cash equivalents at beginning of year	7.4	5.6	8.9
Cash and cash equivalents at end of year	$5.6	$8.9	$3.7
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$(0.2)	$2.8	$8.7
Net cash (received) paid during the year for income taxes	$(0.7)	$(1.4)	$1.3
Noncash investing and financing activities:
Common stock and stock options issued for acquisitions	$—	$12.0	$87.2
Paid in capital for contingent consideration	$—	$7.4	$2.3
Liability for contingent cash consideration	$—	$1.2	$—
Supplemental disclosures of non-cash investing and financing transactions:
Fair value of assets acquired in acquisitions	$80.1	$111.1	$116.8
Fixed assets financed	$—	$1.2	$—
Liabilities assumed in acquisitions	$6.3	$20.9	$23.9

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 28, 2008

Note 1. Organization and Summary of Significant Accounting Policies

(a)           Description of Business

Kratos Defense & Security Solutions, Inc. (“Kratos” or “the Company”) was initially incorporated in the state of New York on December 19, 1994, commenced operations in March 1995 and was reincorporated in Delaware in 1998. Kratos historically conducted business in three segments: Wireless Network Services, Government Network Services and Enterprise Network Services. The Company was an independent, global provider of outsourced communications and security systems engineering and integration services for the wireless communications industry through its Wireless Network Services division (“WNS”), the U.S. government through its Government Network Services division (“GNS”), now referred to as the Kratos Government Solutions (“KGS”) segment, and enterprise customers through its Enterprise Network Services division (“ENS”), now referred to as the Public Safety & Security (“PSS”) segment.

In 2006 and 2007, the Company undertook a transformation strategy that culminated in the divestiture in 2007 of its remaining wireless-related businesses and has aggressively pursued business with the federal government, primarily the U.S. Department of Defense, through strategic acquisition. The Company’s divestiture of its European wireless engineering services business which was discontinued and held for sale in December 2006 was completed in March 2007. In addition, the Company’s divestiture of its domestic wireless engineering services business was completed in June 2007 and the divestiture of its wireless deployment services business was completed in July 2007. Accordingly, the accompanying financial statements reflect the divestiture of the domestic wireless engineering services and wireless network deployment business and the results of operations through the date of divestiture as discontinued operations in the accompanying statements of operations.

As a result of the divestment of the Company’s wireless related assets and businesses in 2007, the Company changed its name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. on September 12, 2007. The name was changed to reflect the Company’s revised focus as a defense contractor and security systems integrator for the federal government and for state and local agencies and reflects the Company’s business going forward. All previous financial statements prior to September 12, 2007 were issued under the Company’s previous name, Wireless Facilities, Inc.

(b)           Principles of Consolidation

The consolidated financial statements include the accounts of Kratos and its wholly-owned subsidiaries for which all inter-company transactions have been eliminated in consolidation. Kratos and its subsidiaries are collectively referred to herein as the “Company.”

Investments in unconsolidated affiliates are accounted for using the cost method as the Company owns less than 20% and has no significant influence over the affiliates.

(c)           Fiscal Year

The Company’s year end was on the last day of the year, December 31st with interim fiscal periods ending on the last day of the calendar month of each quarter for fiscal years 2006 and 2007. In 2008, the Company’s year end was the last Sunday of the year, December 28, with interim fiscal periods ending on the last Sunday of the last month of each calendar quarter. The fiscal years ended December 31, 2006 and 2007 and December 28, 2008 all contained 52 calendar weeks.

(d)           Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including the related valuation allowance on the deferred tax asset and uncertain tax positions, accruals for partial self-insurance, contingencies and litigation and contingent acquisition consideration. In the future, the Company may realize actual results that differ from the current reported estimates and if the estimates that we have used change in the future, such changes could have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

(e)           Revenue Recognition

The Company generates almost all of its revenue from three different types of contractual arrangements: cost-plus-fee contracts, time-and-materials contracts, and fixed-price contracts. Revenue on cost-plus-fee contracts is recognized to the extent of allowable costs incurred plus an estimate of the applicable fees earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract and recognizes the relevant portion of the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as our prior award experience and communications with the customer regarding performance, including any interim performance evaluations rendered by the customer. Revenue on time-and-material contracts is recognized to the extent of billable rates times hours delivered for services provided, to the extent of material cost for products delivered to customers, and to the extent of expenses incurred on behalf of the customers.

The Company has three basic categories of fixed price contracts: fixed unit price, fixed price-level of effort, and fixed price-completion. Revenue recognition methods on fixed-price contracts will vary depending on the nature of the work and the contract terms. Revenues on fixed-price service contracts are recorded as work is performed in accordance with Staff Accounting Bulletin 104 “Revenue Recognition” (SAB 104). SAB 104 generally requires revenue to be deferred until all of the following have occurred: (1) there is a contract in place, (2) delivery has occurred, (3) the price is fixed or determinable, and (4) collectibility is reasonably assured. Revenues on fixed-price contracts that require delivery of specific items may be recorded based on a price per unit as units are delivered. Revenue for fixed price contracts in which the Company is paid a specific amount to provide services for a stated period of time is recognized ratably over the service period.

A portion of our fixed price-completion contracts are within the scope of Statement of Position 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (SOP 81-1). For these contracts, revenue is recognized using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. Estimates of costs to complete include material, direct labor, overhead, and allowable general and administrative expenses for our government contracts. These cost estimates are reviewed and, if necessary, revised monthly on a contract-by-contract basis. If, as a result of this review, the Company determines that a loss on a contract is probable, then the full amount of estimated loss is charged to operations in the period it is determined that it is probable a loss will be realized from the full performance of the contract. In certain instances in which it is impractical to estimate the final outcome of the project margin, but it is certain that the Company will not incur a loss on the project, the Company may record revenue equal to cost incurred, at zero margin. In the event that the cost incurred to date may be in excess of our funded contract value, the Company may defer those costs until the associated contract value has been funded by the customer. Once the final estimate of the outcome of the project margin is determined, the Company will record revenue using the percentage-of-completion method of accounting based on the ratio of total costs incurred to date compared to the estimated total costs to complete the project.

Significant management judgments and estimates, including but not limited to the estimated costs to complete projects, must be made and used in connection with the revenue recognized in any accounting period. A cancellation, schedule delay, or modification of a fixed-price contract which is accounted for using the percentage-of-completion method may adversely affect our gross margins for the period in which the contract is modified or cancelled. Under certain circumstances, a cancellation or negative modification could result in the Company having to reverse revenue that was recognized in a prior period, thus significantly reducing the amount of revenues recognized for the period in which the adjustment is made. Correspondingly, a positive modification may positively affect gross margins. In addition, a schedule delay or modifications can result in an increase in estimated cost to complete the project, which would also result in an impact to gross margins. Material differences may result in the amount and timing of our revenue for any period if management made different judgments or utilized different estimates.

It is the Company’s policy to review any arrangement containing software or software deliverables and services against the criteria contained in SOP 97-2, “Software Revenue Recognition”, and related technical practice aids. Under the provisions of SOP 97-2, the Company reviews the contract value of software deliverables and services and determines allocations of the contract value based on Vendor Specific Objective Evidence (“VSOE”) or fair value for each of the elements. All software arrangements requiring significant production, modification, or customization of the software are accounted for in conformity with Accounting Research Bulletin 45 “Long-Term Construction-Type Contracts” (ARB 45), using the relevant guidance in SOP 81-1.

The Company’s contracts may include the provision of more than one of its services. In these situations, the Company applies the guidance of FASB’s Emerging Issues Task Force (EITF) Issue 00-21, “Revenue Arrangements with Multiple Deliverables”. Accordingly, for applicable arrangements, revenue recognition includes the proper identification of separate units of accounting and the allocation of revenue across all elements based on relative fair values, with proper consideration given to the guidance provided by other authoritative literature.

Under certain of the Company’s contractual arrangements, the Company may also recognize revenue for out-of-pocket expenses in accordance with EITF 01-14 “Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred.” Depending on the contractual arrangement, these expenses may be reimbursed with or without a fee.

Under certain of its contracts, the Company provides supplier procurement services and materials for its customers. The Company records revenue on these arrangements on a gross or net basis in accordance with EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” depending on the specific circumstances of the arrangement. The Company considers the following criteria, among others, for recording revenue on a gross or net basis:

(1)           Whether the Company acts as a principal in the transaction;

(2)           Whether the Company takes title to the products;

(3)           Whether the Company assumes risks and rewards of ownership, such as risk of loss for collection, delivery or returns;

(4)           Whether the Company serves as an agent or broker, with compensation on a commission or fee basis; and

(5)           Whether the Company assumes the credit risk for the amount billed to the customer subsequent to delivery.

For federal contracts, the Company follows U.S. government procurement and accounting standards in assessing the allowability and the allocability of costs to contracts. Due to the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if different assumptions were used or if the underlying circumstances were to change. The Company closely monitors compliance with, and the consistent application of, its critical accounting policies related to contract accounting. Business operations personnel conduct periodic contract status and performance reviews. When adjustments in estimated contract revenues or costs are required, any significant changes from prior estimates are included in earnings in the current period. Also, regular and recurring evaluations of contract cost, scheduling and technical matters are performed by management personnel who are independent from the business operations personnel performing work under the contract. Costs incurred and allocated to contracts with the U.S. government are scrutinized for compliance with regulatory standards by the Company’s personnel, and are subject to audit by the DCAA.

From time to time, the Company may proceed with work based on client direction prior to the completion and signing of formal contract documents. The Company has a formal review process for approving any such work. Revenue associated with such work is recognized only when it can be reliably estimated and realization is probable. The Company bases its estimates on previous experiences with the client, communications with the client regarding funding status, and its knowledge of available funding for the contract or program. As of December 31, 2007 and December 28, 2008, approximately $0.6 million and $1.1 million, respectively, of the Company’s unbilled accounts receivable balance were under an authorization to proceed or work order from its customers where a formal purchase order had not yet been received.

(f)            Derivative Instruments

In managing interest rate risk exposure, the Company entered into interest rate swap agreements. An interest rate swap is a contractual exchange of interest payments between two parties. A standard interest rate swap involves the payment of a fixed rate time a notational amount by one party in exchange for a floating rate times the same notational amount from another party. As interest rates change, the difference to be paid or received is accrued and recognized as interest expense or income over the life of the agreement. These instruments are not entered into for trading purposes. Counterparties to the Company’s interest rate swap agreements are major financial institutions. In accordance with SFAS 133, “Accounting for Derivative Instruments and Certain Hedging Activities”, as amended by SFAS 137 and 138, the Company recognizes interest rate swap agreements on the consolidated balance sheet at fair value. The interest rate swap agreements are marked to market with changes in fair value recognized in either other comprehensive income (loss) or in the carrying value of the hedged portions of fixed rate debt, as applicable (hedge accounting).

Hedge accounting is discontinued when it is determined that a derivative instrument is not highly effective as a hedge. Hedge accounting is also discontinued when: (1) the derivative instrument expires; is sold, terminated or exercised; or is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; (2) a hedged firm commitment no longer meets the definition of a firm commitment; or (3) management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value, or redesignated as the hedging instrument in either a cash flow or fair value hedge, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were accumulated in other comprehensive income from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

(g)           Research and Development

Costs incurred in research and development activities are expensed as incurred.

(h)           Income Taxes

The Company records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company maintains a valuation allowance on the deferred tax assets for which it is more likely than not that the Company will not realize the benefits of these tax assets in future tax periods. The valuation allowance is based on estimates of future taxable income by tax jurisdiction in which the Company operates, the number of years over which the deferred tax assets will be recoverable, and scheduled reversals of deferred tax liabilities.

In accordance with the recognition standards established by Financial Accounting Standards Board (FASB) Interpretation. (FIN) 48—“Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109”, the Company makes a comprehensive review of its portfolio of uncertain tax positions regularly. In this regard, an uncertain tax position represents the Company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return or claim, which has not been reflected in measuring income tax expense for financial reporting purposes. Until these positions are sustained by the taxing authorities, the company has not recognized the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in its consolidated statements of financial position.

(i)            Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards (SFAS) 123R—Share-Based Payment. All of the Company’s stock compensation plans are considered equity plans under SFAS 123R, and compensation expense recognized is net of estimated forfeitures over the vesting period. The Company issues stock options, and stock awards under its existing plans. The fair value of stock options is estimated on the date of grant using a Black-Scholes option-pricing model and is expensed on a straight-line basis over the vesting period of the options, which is generally four years. The fair value of stock awards is determined based on the closing market price of the Company’s common stock on the grant date and is adjusted at each reporting date based on the amount of shares ultimately expected to vest. Compensation expense for stock awards is expensed over the vesting period, usually four to ten years. The Company has no awards with market or performance conditions. Compensation expense for stock issued under our employee stock purchase plan is estimated on the beginning date of the offering period using a Black-Scholes option-pricing model and is expensed on a straight-line basis over the period of the offering, which is generally 6 months.

For the years ended December 31, 2006, December 31, 2007 and December 28, 2008, there was no incremental tax benefit from stock options exercised in the period due to expected tax losses for the year. The Company recorded cash received from the exercise of stock options of $0.5 million and $0.0 million in 2006 and 2007, respectively. No stock options were exercised in 2008. The following table shows the amounts recognized in the consolidated financial statements for 2006, 2007 and 2008 for share-based compensation expense related to stock options, stock awards and to stock options offered under our employee stock purchase plan (in millions).

	Year ended December 31, 2006	Year ended December 31, 2007	Year ended December 28, 2008
Cost of revenues	$0.8	$0.0	$0.0
Selling, general and administrative expenses	5.9	0.9	1.1
Total cost of employee share-based compensation included in operating loss from continuing operations, before income tax	6.7	0.9	1.1
Amount charged to loss from discontinued operations	5.2	0.7	0.0
Total charged against operations	$11.9	$1.6	$1.1
Impact on net loss per common share:
Basic	$(0.16)	$(0.02)	$(0.01)
Diluted	$(0.16)	$(0.02)	$(0.01)

(j)            Net Income (Loss) per Common Share

The Company calculates net income (loss) per share in accordance with SFAS 128, “Earnings Per Share”. Under SFAS 128, basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the reporting period. Diluted net income (loss) per common share reflects the effects of potentially dilutive securities (in millions).

	2006	2007	2008
Anti-dilutive weighted shares from stock options excluded from calculation	12.2	8.3	18.4
Anti-dilutive weighted shares from preferred stock excluded from calculation	1.4	1.0	1.0

(k)           Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments, which results in bad debt expense. Management periodically determines the adequacy of this allowance by evaluating the comprehensive risk profiles of all individual customer receivable balances including, but not limited to, the customer’s financial condition, credit agency reports, financial statements and overall current economic conditions. Additionally, on certain contracts whereby the Company performs services for a prime/general contractor, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until the project is completed. The Company periodically reviews all retainages for collectibility and records allowances for doubtful accounts when deemed appropriate, based on its assessment of the associated credit risks. Total retainages included in billed accounts receivable were $0.1 million and $2.9 million at December 31, 2007 and December 28, 2008, respectively. Changes to estimates of contract value are recorded as adjustments to revenue and not as a component of the allowance for doubtful accounts.

The following table outlines the balance of the Company’s Allowance for Doubtful Accounts for 2006, 2007 and 2008. It identifies the additional provisions each year as well as the write-offs that utilized the allowance (in millions).

Allowance for Doubtful Accounts	Balance at Beginning of Year	Provisions	Write-offs/ Recoveries	Balance at End of Year
Year ended December 31, 2006	$0.4	$0.1	$(0.4)	$0.1
Year ended December 31, 2007	$0.1	$0.7	$(0.2)	$0.6
Year ended December 28, 2008	$0.6	$1.1	$(0.6)	$1.1

(l)            Cash Equivalents and Short-Term Investments

The Company’s cash equivalents consist of its highly liquid investments with an original maturity of three months or less when purchased by the Company. The Company has evaluated its investments in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) 115, “Accounting for Certain Investments in Debt and Equity Securities.” Based on such evaluation, the Company’s management has determined that all of its investment securities are properly classified as available-for-sale. Based on the Company’s intent and board-approved investment policy and its ability to liquidate debt securities maturing after one year, the Company classifies such short-term investment securities within current assets. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of Stockholders’ Equity within the caption “Accumulated Other Comprehensive Income (Loss).” The amortized cost basis of debt securities is periodically adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included as a component of interest income (expense), net. The amortized cost basis of securities sold is based on the specific identification method and all such realized gains and losses are recorded as a component within other income (expense). Interest and dividends on securities classified as available-for-sale are included in interest income.

The Company has restricted cash accounts of approximately $0.4 million which are required to collateralize a credit card program and a deposit relating to the run out of a now terminated workers compensation program.

(m)          Inventory

Inventories which are comprised primarily of supplies including parts and materials are stated at the lower of cost or market. The Company regularly reviews inventory quantities on hand, future purchase commitments with its suppliers, and the estimated utility of its inventory. If the Company review indicates a reduction in utility below carrying value, it reduces its inventory to a new cost basis. As of December 31, 2007 and December 28, 2008, the Company had respectively $1.5 million and $1.7 million of inventories which were reflected in other current assets of continuing operations on the consolidated balance sheets.

(n)           Property and Equipment, Net

Property and equipment consists primarily of computer equipment, software, leasehold improvements and office-related equipment and is recorded at cost. Equipment acquired under capital leases is recorded at the present value of the future minimum lease payments. Depreciation is calculated using the straight-line method over the estimated useful life of each asset, which is one to three years for computer equipment, five years for furniture and office equipment, and five to ten years for software for the Company’s enterprise systems. Equipment and facilities acquired under capital leases are amortized over the shorter of the lease term or the estimated useful life of the asset. Improvements, which significantly improve and extend the useful life of an asset, are capitalized over the shorter of the lease period or the estimated useful life. Expenditures for maintenance and repairs are charged to operations as incurred.

In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), the Company expenses all internal-use software costs incurred in the preliminary project stage and capitalizes certain direct costs associated with the development and purchase of internal-use software within property and equipment. Capitalized costs are amortized on a straight-line basis over the estimated useful lives of the software.

(o)           Leases

The Company uses its incremental borrowing rate in the assessment of lease classification as capital or operating and defines the initial lease term to include renewal options determined to be reasonably assured. The Company conducts operations primarily under operating leases.

Most lease agreements contain incentives for tenant improvements, rent holidays, or rent escalation clauses. For incentives for tenant improvements, the Company records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the Company records minimum rental expenses on a straight-line basis over the term of the lease. For purposes of recognizing lease incentives, the Company uses the date of initial possession as the commencement date, which is generally when the Company is given the right of access to the space and begins to make improvements in preparation of intended use.

(p)           Acquisitions

Acquisitions are accounted for using the purchase method and the results of acquired businesses are included in the financial statements from the dates of acquisition. Under the purchase method of accounting, the cost, including transaction costs, are allocated to the underlying net tangible and identifiable intangible assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

(q)           Goodwill and Other Intangible Assets, Net

In accordance with the provisions of SFAS 142, “Goodwill and Other Intangible Assets” (SFAS 142), the Company performs impairment tests for goodwill as of the last day of each fiscal year, or when evidence of potential impairment exists. When it is determined that impairment has occurred, a charge to operations is recorded. Goodwill and other purchased intangible asset balances are included in the identifiable assets of the business segment to which they have been assigned. Any goodwill impairment, as well as the amortization of other purchased intangible assets, is charged against the respective business segments’ operating income.

In accordance with SFAS 142, the Company classifies intangible assets into three categories: (1) intangible assets with finite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization, and (3) goodwill. The Company tests intangible assets with finite lives for impairment if conditions exist that indicate the carrying value may not be recoverable. Such conditions may include an economic downturn in a geographic market or a change in the assessment of future operations. The Company records an impairment charge when the carrying value of the finite lived intangible asset is not recoverable by the cash flows generated from the use of the asset.

The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include the contractual term of any agreement, the history of the asset, the Company’s long-term strategy for the use of the asset, any laws or other local regulations which could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have finite lives are amortized, generally on a straight-line basis, over their useful lives, ranging from 1 to 12 years.

(r)           Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

Long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(s)           Fair Value of Financial Instruments

SFAS 107, “Disclosures about Fair Value of Financial Instruments,” requires that fair values be disclosed for the Company’s financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, billings in excess of costs and earnings on uncompleted contracts approximate fair value due to the short-term nature of these instruments. The fair value of the Company’s long-term debt and capital lease obligations is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

(t)            Comprehensive Income (Loss)

SFAS 130, “Reporting Comprehensive Income,” establishes rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) consists of net income (loss) and other gains and losses affecting shareholders’ investment that, under accounting principles generally accepted in the United States of America are excluded from net income (loss).

(u)           Foreign Currency Translation

In accordance with SFAS 52 “Foreign Currency Translation,” the financial statements of the Company’s foreign subsidiaries where the functional currency has been determined to be the local currency are translated into United States dollars using year-end rates of exchange for assets and liabilities and rates of exchange that approximate the rates in effect at the transaction date for revenues, expenses, gains and losses. In 2007 and 2008, all foreign subsidiaries are accounted for as discontinued operations in the accompanying financial statements.

(v)            Concentration of Credit Risk

The Company maintains cash balances at various financial institutions and such balances commonly exceed the $100,000 insured (temporarily increased to $250,000 through December 31, 2009) amount by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to any significant credit risk with respect to such cash and cash equivalents.

Financial instruments, which subject the Company to potential concentrations of credit risk, consist principally of the Company’s billed and unbilled accounts receivable. The Company’s accounts receivable result from sales to customers within the federal government, state and local agencies and with commercial customers in various industries. The Company performs ongoing credit evaluations of its commercial customers. Credit is extended based on evaluation of the customer’s financial condition. Collateral is not required. The accounts receivable are recorded at invoiced amount and do not bear interest. See Note 13 for a discussion of our significant customers.

(w)           Debt Issuance Costs

Fees paid to obtain debt financing or amendments under such debt financing are treated as debt issuance costs and are capitalized and amortized over the expected term of the related debt. These payments are shown as a financing activity in the consolidated statements of cash flows.

(x)           Liquidity

The Company currently carries a significant amount of debt and has experienced recurring losses and negative cash flows from continuing operations. Given the Company’s highly leveraged liquidity position, any down-turn in its operating earnings or cash flows could impair its ability to comply with the financial covenants of its existing credit facility. Its ability to execute on additional business opportunities may be limited due to its existing borrowing capacity. If the Company believed a covenant violation is more than likely to occur in the near future, it would seek relief from its lenders. This relief, if available, would have some cost to the Company and such relief might not be on terms as favorable as those in its existing Credit Agreement. If the Company were to actually default due to its failure to meet the financial covenants of its Credit Agreement and inability to obtain a waiver from the lenders, the Company’s Credit Agreement could require the Company to immediately repay all amounts then outstanding under the Credit Agreement and/or require the Company to pay interest at default rates per the Credit Agreement. In the event the Company was required to repay the amount outstanding under the existing credit facility, it would need to obtain alternative sources of financing to continue its operating activities at existing levels. There can be no assurance that alternative financing would be available on acceptable terms or at all.

(y)           Recent Accounting Pronouncements

New Accounting Standards Adopted

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements,” (SFAS 157) which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model. Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1, 157-2, and 157-3. FSP 157-1 amends SFAS 157 to exclude SFAS 13 and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-3 clarifies the principles in SFAS 157 on the fair value measurement of assets when the market for that asset is not active. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Refer to Note 10 to the Consolidated Financial Statements for additional discussion on fair value measurements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement 115,” (SFAS 159) which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. The Company has adopted SFAS 159 as of January 1, 2008 and has elected not to measure any additional financial instruments or other items at fair value.

Future Adoption of Accounting Standards

In December 2007, the FASB issued SFAS 141R, “Business Combinations”, or SFAS 141R. SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engaged in were previously recorded and disclosed according to SFAS 141, Business Combinations, until December 29, 2008. We expect SFAS 141R will have an impact on our consolidated financial statements, but the nature and magnitude of the effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date of December 29, 2008.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin. 51,” or SFAS 160. SFAS 160 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of SFAS 160, but do not expect the adoption to have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets, or FSP 142-3, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. This pronouncement requires enhanced disclosures concerning a company’s treatment of costs incurred to renew or extend the term of a recognized intangible asset. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of FSP 142-3, but do not expect the adoption to have a material impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles, or SFAS 162. SFAS 162 identifies the sources of accounting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles, or GAAP, in the U.S. SFAS 162 is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We currently adhere to the hierarchy of GAAP as presented in SFAS 162, and adoption is not expected to have a material impact on our consolidated financial statements.

In December 2007, the FASB ratified EITF Issue 07-1, Accounting for Collaborative Arrangements, or EITF 07-1. EITF 07-1 focuses on defining a collaborative arrangement as well as the accounting for transactions between participants in a collaborative arrangement and between the participants in the arrangement and third parties. The EITF concluded that both types of transactions should be reported in each participant’s respective income statement. EITF 07-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and should be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. We are currently evaluating the impact of EITF 07-1, but do not expect the adoption to have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The Company is currently evaluating the disclosure implications of this statement and anticipates that the statement will not have a significant impact on the Company’s Consolidated Financial Statements.

In June 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s Consolidated Financial Statements.

Note 2. Goodwill and Other Intangible Assets

Goodwill

The Company performs its annual impairment test for goodwill in accordance with SFAS 142, “Goodwill and Other Intangible Assets” as of the last day of the fiscal year or when evidence of potential impairment exists. The Company’s testing approach utilizes a discounted cash flow analysis corroborated by comparative market multiples to determine the fair value of its businesses for comparison to their corresponding book values. If the book value exceeds the estimated fair value for a business, a potential impairment is indicated and SFAS 142 prescribes the approach for determining the impairment amount, if any.

The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. The Company determines its reporting units by first identifying its operating segments, and then assessing whether any components of these segments constitute a business for which discrete financial information is available and where segment management regularly reviews the operating results of that component. The Company aggregates components within an operating segment that have similar economic characteristics. For its annual impairment assessments, the Company identified its reporting units to be its operating segments which are Government Solutions and Public Safety and Security.

In 2006, changes in the industry and the strategic focus of the Company, as well as operational challenges from employee turnover that the Company encountered after the completion of the earn-out period, led to a goodwill impairment charge of $18.3 million in the Public Safety and Security segment. The Company had no tax basis in this goodwill and there was no tax benefit derived from the impairment charge.

In December 2008, the Company concluded that the decision to exit three businesses acquired with the SYS merger and included in the KGS reporting segment met the criteria to be classified as held for sale. The Company also concluded this was a triggering event under SFAS 142 that required a review of the Company’s goodwill and intangibles assets with indefinite lives. Because the three business units were never integrated into the KGS reporting unit, and as such, the benefits of the acquired goodwill were never realized by the rest of the reporting unit, the goodwill of the disposed businesses was not adjusted based upon the relative fair values of the businesses disposed and businesses retained. An impairment charge of $3.3 million related to the separately assigned goodwill of these businesses was recorded as part of the loss from discontinued operations (see Note 3).

Because of the timing of the disposals mentioned above, the required impairment test of the KGS goodwill and intangible assets with indefinite lives was included with the Company’s required annual impairment test of goodwill. The annual impairment test for goodwill was performed using a discounted cash flow analysis supported by comparative market multiples to determine the fair values of the Company’s segments versus their book values. The test as of December 28, 2008, indicated that the book values for the KGS segment, excluding Digital Fusion (DFI), which was purchased on December 24, 2008, exceeded the fair values of these businesses and resulted in the Company recording a charge totaling $105.8 million in its KGS segment for the impairment of goodwill.

The impairment charge is primarily driven by adverse equity market conditions that caused a decrease in current market multiples and the Company’s average stock price as of December 28, 2008, compared with the impairment test performed as of December 31, 2007. In the analysis, the Company uses the income approach and validates its reasonableness by considering its market capitalization based upon an average of its stock price for a period prior to and subsequent to the date the analysis is performed. The average market price of the Company’s stock as of December 28, 2008 was $1.29 which equates to a 45% drop in the average stock price and corresponding market capitalization from December 31, 2007 which had an average stock price of $2.35. The Company reconciles the fair value of its reporting units which is calculated using the income approach to its market capitalization. As a result of this reconciliation, it was noted that investors were requiring a higher rate of return, and therefore, the discount factor which is based upon an estimated market participant weighted average cost of capital (WACC) increased 250 basis points from 11.5% in the year end impairment test in 2007 compared to 14% in the year end impairment test in 2008.  This change was the key factor contributing to the $105.8 million impairment charge that was recorded in the fourth quarter of 2008.

Given continued significant decline in the stock market in general and specifically our stock price in 2009, we believe it is more likely than not that this could be an indication of additional goodwill impairment and could potentially result in a triggering event under SFAS 142 and an additional goodwill impairment charge in the first quarter of 2009.

The Company had tax basis in a portion of the goodwill impaired in 2008. The Company had previously recorded a deferred tax liability for the tax amortization of this goodwill. The deferred tax liability was considered to have an indefinite life, and as such, the liability was not considered as support for deferred tax assets. When the impairment to goodwill was taken, book basis of the goodwill was now less than tax basis, resulting in a deferred tax asset and corresponding increase to the valuation allowance. The Company has claimed a tax benefit on its financial statements of approximately $2.0 million, the amount of the deferred tax liability prior to impairment.

Prior to recording the goodwill impairment, the company tested the purchased intangible assets and other long-lived assets at these businesses as required by SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” and the carrying value of these assets were determined not to be impaired.

The changes in the carrying amounts of goodwill by operating segment for the years ended December 31, 2006, December 31, 2007 and December 28, 2008, are as follows (in millions):

	Public Safety & Security	Government Solutions	Total
Balance as of December 31, 2005	$12.8	$76.1	$88.9
Acquisitions	—	53.8	53.8
Impairments	(12.8)	—	(12.8)
Balance as of December 31, 2006	$—	$129.9	$129.9
Acquisitions and purchase accounting adjustments	—	64.6	64.6
Balance as of December 31, 2007	$—	$194.5	$194.5
Acquisitions and purchase accounting adjustments	—	63.5	63.5
Impairments	—	(105.8)	(105.8)
Balance as of December 28, 2008	$—	$152.2	$152.2

Purchased Intangible Assets

The following tables set forth information for finite-lived intangible assets subject to amortization (in millions):

	As of December 31, 2007			As of December 28, 2008
	Gross Value	Accumulated Amortization	Net Value	Gross Value	Accumulated Amortization	Net Value
Acquired finite-lived intangible assets
Customer relationships	$14.8	$(2.4)	$12.4	$22.1	$(4.1)	$18.0
Contracts and backlog	11.4	(4.0)	7.4	17.4	(6.9)	10.5
Developed technology	—	—	—	3.1	(0.2)	2.9
Non-compete agreements	1.3	(1.3)	0.0	1.3	(1.3)	0.0
Trade names	0.3	(0.3)	0.0	1.2	(0.4)	0.8
Total	$27.8	$(8.0)	$19.8	$45.1	$(12.9)	$32.2

The aggregate amortization expense for finite-lived intangible assets was $1.9 million, $2.7 million and $4.9 million for the years ended December 31, 2006 and 2007, and December 28, 2008, respectively.

The increase in finite-lived intangibles in 2008 is related to the acquisitions of SYS Technologies (SYS) on June 28, 2008 and DFI on December 24, 2008. Refer to the schedule below and to Note 5 of the Consolidated Financial Statements (in millions, except amortization period).

	As of December 28, 2008
	Gross Value	Accumulated Amortization	Net Value	Weighted Average Amortization Period (years)
SYS
Acquired Intangible Assets
Customer relationships	$1.0	$(0.1)	$0.9	10
Contracts and backlog	3.0	(0.3)	2.7	7.1
Developed technology	3.1	(0.1)	3.0	10
Trade names	0.9	(0.1)	0.8	10
Total SYS	$8.0	$(0.6)	$7.4	8.9
DFI
Acquired Intangible Assets
Customer relationships	$4.2	$—	$4.2	9.9
Contracts and backlog	5.1	—	5.1	5.2
Total DFI	$9.3	$—	$9.3	7.3

There is no amortization for DFI since it was acquired on December 24, 2008.

Information about estimated amortization expense for intangible assets subject to amortization for the five years succeeding December 28, 2008, is as follows (in millions):

Amortization Expense
2009	$5.7
2010	5.0
2011	4.7
2012	3.4
2013	3.4
Thereafter	10.0
$32.2

Note 3. Discontinued Operations

On February 17, 2006, the Company entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18.0 million, which approximated the net book value of the operations, including $13.2 million of liabilities associated with a loss contingency. The transaction closed on March 10, 2006. The transaction was structured as a sale of the Company’s subsidiaries in Mexico, and the purchase price consisted of $1.5 million in cash paid on February 17, 2006, plus a secured promissory note payable in installments through December 31, 2006. The note was secured by pledges of assets and a personal guaranty.

The final closing balance sheet as of February 17, 2006 resulted in net asset adjustments aggregating to a total approximate $18.9 million consideration, $1.5 million which was paid on February 17, 2006, with the remaining $17.4 million payable by means of the promissory note in installments through December 31, 2006 with an interest rate of 7.5% per annum. The remaining note receivable balance was paid in December 2006. No amounts remain outstanding on the note receivable.

On December 28, 2006, the Board of Directors of the Company approved a plan to divest portions of the Company’s business where critical mass had not been achieved. This plan involved the divestiture of the Company’s EMEA (Europe, Middle East and Asia) operations and its remaining South American operations. The Company determined that these operations met the criteria to be classified as held for sale. Accordingly, these operations were reflected as discontinued in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in the accompanying consolidated financial statements commencing as of and for the year ended December 31, 2006.

The EMEA operations were sold to LCC International, Inc. (LCC) on March 9, 2007 for $4.0 million in cash, $3.3 million of which was received on that date. We also received approximately $1.8 million from our EMEA operations, prior and subsequent to the closing date as payment on outstanding intercompany debt. The balance of the $0.7 million sales price was withheld as security for the satisfaction of certain indemnification obligations and was payable on a date that is the earlier of March 31, 2008 or the date that the buyer files its 10-K for the fiscal year ended December 31, 2007. The sale of EMEA generated a gain on disposition of $3.3 million. In the fourth quarter of 2007, the Company recorded a reserve of $0.7 million on the remaining sales price holdback based on the Company’s assessment of LCC’s available liquidity and ability to pay following the Company’s review of LCC’s most recently file financial statements, thereby reducing the net estimated gain on this transaction to $2.6 million.

On April 20, 2007, the Company entered into an Equity Purchase Agreement to sell all of the issued and outstanding equity of its interests of its wholly owned subsidiary WFI Brazil Techlogia en Telecomunicaciones LTDA, to Strategic Project Services, LLC (SPS). The consideration included the assumption of substantially all outstanding liabilities of WFI Brazil, nominal cash consideration, and additional earn-out consideration based on 25 percent of net receivables collected subsequent to the closing date. The Company recorded an impairment charge of approximately $5.2 million as of December 31, 2006 to reduce the current carrying value of the Brazil operations to their estimated fair value based upon current indications of interest. In the second quarter of 2007, when this business was sold, a gain on disposition of $0.2 million was recorded primarily due to lower than expected selling costs.

On May 29, 2007, the Company entered into an Asset Purchase Agreement with LCC pursuant to which the Company agreed to sell to LCC all of the assets used in the conduct of the operation of the Company’s Wireless Network Services business segment that provides engineering services to the non-government wireless communications industry in the United States.

The transaction was completed on June 4, 2007. The aggregate consideration paid by LCC in connection with the Acquisition was $46 million. LCC delivered a subordinated promissory note for the principal amount of $21.6 million (the “Subordinated Promissory Note”), paid $17 million at closing and paid final working capital adjustments of $2.4 million through an amendment to the Subordinated Promissory Note, and the Company retained an estimated $5.0 million in net working capital of the business.

On July 5, 2007, the Company announced that it had sold the $21.6 million Subordinated Promissory Note in a transaction arranged by KeyBanc Capital Markets (“KeyBanc”). The Company received approximately $19.6 million in net cash proceeds, reflecting a discount from par value of less than five percent and aggregate transaction fees of approximately $1 million, which includes a $0.75 million fee to KeyBanc, an affiliate of the Company’s lender. The note was acquired by a fund affiliated with Silver Point Capital, L.P. (“Silver Point”). The Company did not provide any guaranty for LCC’s payment obligations. Post closing adjustments were also covered by the note.

On August 10, 2007, in accordance with the terms of the acquisition agreement, the Company provided the closing balance sheet working capital calculation, which indicated a $2.6 million working capital adjustment was due to the Company as an increase to the balance of the Subordinated Promissory Note. LCC had thirty days to review the calculation and notify the Company of any dispute. The Company and LCC agreed to a final working capital calculation of $2.4 million. The Company collected $2.3 million in January 2008, net of a $0.1 million discount from Silver Point in accordance with the terms of the note agreement. This amount is presented as part of notes receivable in the consolidated balance sheet as of December 31, 2007.

On July 7, 2007, the Company entered into a definitive agreement with an affiliate of Platinum Equity to sell the Company’s wireless deployment business. Platinum Equity is a Los Angeles based private equity firm whose portfolio includes service and distribution businesses in a number of equity sectors. The total consideration for the acquisition was $24 million including $18 million in cash at closing, subject to post closing working capital adjustments, and an aggregate $6 million in a three-year earn-out arrangement through 2010. The transaction included a Transition Services Agreement for the transition of certain services for a period of nine months. The assets sold to an affiliate of Platinum Equity include all of the Company’s wireless deployment business, and the Wireless Facilities name. The transaction closed on July 24, 2007.

On September 25, 2007, in accordance with the acquisition agreement, the Company provided its working capital calculation to Platinum Equity. On July 16, 2008, the Company came to an agreement with Platinum Equity on a working capital adjustment of $5.0 million. In connection with that resolution, the earn-out arrangement was terminated. The adjustment was to be paid in installments with the first amount of $2.5 million due on July 31, 2008 and payments of $0.5 million monthly thereafter until paid in full in December 2008. The Company did not make the scheduled $2.5 million payment due as of July 31, 2008. Payments of $1.0 million were made in August and September of 2008, with an additional $0.5 million paid in December 2008. As of December 28, 2008, the balance of $2.5 million plus accrued interest on the outstanding balance has been reflected in other current liabilities.

The Company determined that the U.S. engineering and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007. Accordingly, the Company has reflected these operations as discontinued and assessed these assets for impairment in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company determined that the assets of the U.S. deployment operations were impaired and recorded an impairment charge of approximately $13.4 million in the first quarter of 2007. The fair value of the assets was determined by utilizing the sale price less estimated costs to sell the business. The Company recorded a gain in discontinued operations from the sale of the U.S. engineering operations of $14.8 million in the second quarter of 2007. Upon the divestiture of the deployment business on July 24, 2007, the Company recorded a loss from disposal of $1.9 million, reflecting the closing working capital adjustment and final closing balance sheet. In addition, the Company recorded a charge in the third quarter of 2007 for an excess facility accrual of approximately $1.1 million related to certain facility leases of Deployment field offices that were not assumed by Platinum.

The determination that the U.S. engineering business and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007 was also a triggering event under SFAS 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) that resulted in an accelerated review of the Company’s goodwill and intangibles assets with indefinite lives. In accordance with SFAS 142, the Company allocated the goodwill for the WNS reporting unit based upon the fair value of the engineering business and the deployment business. The fair values used were based upon market information obtained as a result of the sale of the businesses. This resulted in an impairment charge of approximately $7.2 million related to goodwill for this reporting unit which was recorded in the first quarter of 2007.

During the due diligence process related to the acquisition of SYS Technologies (SYS), which occurred on June 28, 2008, senior management identified three business units of SYS which are non-core to Kratos’ base national security and public security businesses. These businesses provide video surveillance and information analysis products, digital broadcasting products and incident response management systems. In December of 2008, after evaluating these businesses further, a decision was made to dispose of and sell all three business units. In accordance with SFAS 144, these business units are classified as held for sale and reported in discontinued operations as of and for the year ended December 28, 2008, respectively. The Company recorded a $4.5 million impairment charge in the fourth quarter of 2008 primarily related to the impairment of goodwill and intangibles allocated to these businesses. In February 2009, two of the businesses were sold for an aggregate cash consideration of approximately $0.3 million. The Company currently expects to sell the third remaining business in the first half of 2009.

On June 24, 2009, as a result of the continued operating losses in the Southeast division of our Public Safety and Security segment, the Company’s Board of Directors approved a plan to sell and dispose of the Southeast division.  In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), this business unit has been classified as held for sale and reported in discontinued operations. The Company recorded a $2.0 million impairment charge in the second quarter of 2009 related to management’s estimate of the fair value of the business.

In addition, in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations (“EITF 87-24”), interest expense incurred on the debt that was required to be repaid as a result of the sales of our discontinued businesses was allocated to discontinued operations for the periods presented. During the years ended December 31, 2006 and 2007, and December 28, 2008, interest expense allocated to discontinued operations was approximately $0.0 million, $2.2 million and $0.0 million, respectively. The following table presents the results of discontinued operations (in millions):

	Year ended December 31, 2006	Year ended December 31, 2007	Year ended December 28, 2008
Revenue	$216.6	$98.6	$13.1
Loss before taxes	(15.5)	(14.0)	(8.4)
Provision (benefit) for income taxes	1.2	(0.4)	(1.3)
Net loss	$(16.7)	$(13.6)	$(7.1)

Following is a summary of the assets and liabilities of discontinued operations as of December 31, 2007 and December 28, 2008 (in millions) for each of the operations:

	December 31, 2007	December 28, 2008
Cash	$—	$(0.4)
Accounts receivable, net	6.8	4.5
Other current assets	1.3	1.0
Current assets of discontinued operations	$8.1	$5.1
Non-current assets of discontinued operations	$0.4	$1.0
Accounts payable	$1.6	$0.9
Accrued expenses	4.8	5.1
Unrecognized tax benefits	1.2	0.8
Other current liabilities	0.4	0.3
Current liabilities of discontinued operations	$8.0	$7.1
Non-current unrecognized tax benefits	$2.0	$1.1
Other non-current liabilities	0.7	0.8
Non-current liabilities of discontinued operations	$2.7	$1.9

Note 4. Investments in Unconsolidated Affiliates

Tactical Survey Group, Inc. (“TSG”)

In February 2004, the Company paid $1.0 million in cash to bring its total stock ownership position in Tactical Survey Group, Inc. (TSG), a privately-held company that provides expertise in developing, deploying and integrating tactical survey systems for use in government and commercial applications, to 11%. Pursuant to the provisions of APB Opinion 18, “The Equity Method of Accounting for Investments in Common Stock”, this investment was accounted for under the equity method of accounting due to the presence of significant influence deemed to exist based on the significant number of subcontracts that the Company has entered into with TSG and the presence of a Kratos employee on TSG’s board of directors.

During the third quarter of 2006, TSG was no longer considered a significant subcontractor to the Company. This factor, combined with the lack of current representation on TSG’s board of directors resulted in the Company concluding effective September 29, 2006 that significant influence no longer existed. Accordingly, the investment in TSG no longer met the conditions for the use of the equity method of accounting and has been accounted for under the cost method since September 29, 2006. There were no equity earnings related to this investment during the period this investment was accounted for under the equity method of accounting. The balance of the Company’s investment in TSG at December 31, 2006 totaled $1.2 million. The Company evaluates the realizability of its investment in TSG according to the provisions of APB Opinion 18 and FAS 115-1 and FAS 124-1. The Company periodically obtains and reviews the financial statements of TSG. Based on this review, and recent indicators of fair value, an impairment charge of $0.9 million was recorded in 2007 to reduce the carrying value of this investment as of December 31, 2007 to $0.3 million.

During the second quarter of 2008, the Company sold its remaining interest in TSG for $0.3 million recognizing no gain or loss on the sale.

CommVerge Solutions, Inc.

The Company has an investment in CommVerge Solutions, Inc., a privately-held wireless network planning and deployment company. The balance of the Company’s investment in CommVerge Solutions, Inc. at December 31, 2006 totaled $0.9 million. Management periodically obtains and reviews the most recent financial performance and financial forecasts available from CommVerge which may include information regarding project status and current progress of the business. Based on this review, an impairment charge of $0.9 million was recorded to reduce the carrying value of this investment as of December 31, 2007 to $0.0 million. This investment is accounted for under the cost method and has been classified on the consolidated balance sheet under the caption “Investments in unconsolidated affiliates.” One of the Company’s directors is also a director of CommVerge Solutions, Inc.

Note 5. Acquisitions

Digital Fusion Inc.

On December 24, 2008, the Company acquired Huntsville, Alabama based Digital Fusion Inc. (DFI) in a stock for stock transaction for approximately $37.0 million. DFI provides Command, Control, Communications, Computing, Intelligence, Surveillance, and Reconnaissance (C4ISR) and technical engineering services, Unmanned Aerial Vehicle (UAV) products and technology and has significant engineering, modeling and simulation capabilities. The acquisition of DFI provides Kratos with new customers and an expanded contract vehicle portfolio, in addition to expanding the range of service offerings to existing Kratos customers. Principal customers of DFI include the Army Aviation and Missile Research, Development and Engineering Center (AMRDEC), Army Space and Missile Defense Command/Army Forces Strategic Command ARSTRAT), NASA Marshall Space Flight Center, and certain classified customers. The aforementioned factors are the primary reason for the acquisition and the amount subsequently assigned to goodwill.

The purchase price of $37.0 million includes direct transaction costs of $0.9 million. The Company issued 22.9 million shares to DFI shareholders and assumed DFI options, which resulted in the issuance of replacement options to acquire approximately 10.0 million shares of Kratos common stock. The value of the purchase price related to the common stock issued was derived from the number of shares of Kratos common stock issued of 22.9 million, based on 12.8 million shares of DFI common stock outstanding and the exchange ratio of 1.7933 for each DFI share, at a price of $1.27 per share, the average closing price of Kratos shares of common stock on the announcement date and for the two days prior to and two days subsequent to the public announcement of the merger on November 24, 2008. The Company issued replacement options to DFI option holders at the same terms of the options realized at closing subject only to the exchange ratio of 1.7933 for each DFI option. The fair value of the options issued that was allocated to goodwill based upon the Black-Scholes pricing model was $7.0 million. The fair value of unvested options which are related to future service will be expensed as the service is performed over the weighted average vesting period of 1.2 years. No results of operations of DFI are included in the accompanying consolidated financial statements.

Since signing the definitive merger agreement in November 2008, senior management of Kratos and DFI have been developing a plan to restructure certain business activities of DFI. The plan includes a comprehensive assessment of personnel, relocation of personnel, and facility consolidation in Huntsville. Personnel and facilities consolidation costs are still being developed, therefore, the estimated restructuring liabilities are subject to change as plans become finalized. The Company expects to finalize the restructuring plan as soon as possible, but no later than December 28, 2009. As of December 28, 2008 the cost allocation for DFI did not include any liabilities for costs to exit activities or to involuntarily terminate or relocate employees.

The following summarizes the preliminary allocation of the purchase price, including transaction costs of $0.9 million, to the fair value of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Cash	$2.3
Accounts receivable, net	10.0
Other current assets,	0.1
Property, plant, and equipment	1.0
Intangible assets	9.3
Goodwill	23.8
Other assets	0.4
Total assets	46.9
Current liabilities	(9.0)
Other liabilities	(0.9)
Net assets acquired	$37.0

The goodwill recorded in this transaction is not tax deductible with the exception of approximately $3.6 million which was tax deductable to DFI.

SYS Technologies

On June 28, 2008, the Company acquired San Diego-based SYS Technologies (“SYS”). SYS provides a range of Command, Control, Communications, Computing, Intelligence, Surveillance, and Reconnaissance (C4ISR) and net-centric solutions to federal, state, local and other customers. The combination of SYS and Kratos creates a broad, complementary set of offerings, and positions the organization to deliver proven capabilities to a wider spectrum of customers in the areas of highly-specialized engineering and IT solutions and services, specifically in the areas of weapon systems life cycle support and extension, military range operations, missile and weapon system testing, and C4ISR. The amount of goodwill assigned in the allocation of purchase price is primarily attributable to the aforementioned advantages of this acquisition.

The purchase price of $55.9 million includes direct transaction costs of $2.4 million and estimated restructuring costs to be paid by Kratos. The value of the purchase price related to the common stock issued was derived from the number of shares of Kratos common stock issued of 25.3 million, based on 20.1 million shares of SYS common stock outstanding and the exchange ratio of 1.2582 for each SYS share, at a price of $2.022 per share, the average closing price of Kratos shares of common stock on the announcement date and for the two days prior to and two days subsequent to the public announcement of the merger on February 21, 2008. Since signing the definitive merger agreement in February 2008, senior management of Kratos and SYS have been developing a plan to restructure and/or exit certain business activities of SYS. The plan includes a comprehensive assessment of personnel, relocation of personnel, facility consolidation and exit strategies for certain lines of business. As of December 28, 2008, the plan tentatively estimates approximately $2.0 million of restructuring costs associated with personnel, and additional costs of $0.5 million for facilities consolidation. Personnel, facilities consolidation and exit costs are still being developed therefore, the estimated restructuring liabilities are subject to change as plans become finalized. The Company expects to finalize the restructuring plan as soon as possible, but no later than June 28, 2009.

In addition, the Company identified three business units of SYS that are not core to our business strategy and/or have been dilutive to profitability. The divestiture of these businesses will slightly reduce revenues going forward, and the Company believes will immediately increase profitability and cash flow. The sale of two of these businesses were recently completed subsequent to year end for an aggregate cash consideration of approximately $0.3 million, and it is expected that the sale of the other business will occur during the first half of 2009. These businesses have been classified as discontinued operations in the Company’s Consolidated Financial Statements as of December 28, 2008 and the Company has recorded an impairment charge of $4.5 million, primarily resulting from allocated goodwill and purchased intangibles associated with these businesses which is included in loss from discontinued operations in the Consolidated Statement of Operations.

The Consolidated Statement of Operations for the year ended December 28, 2008 includes the results of SYS’s operations from the date of acquisition, June 28, 2008.

The following summarizes the allocation of the purchase price, including transaction costs of $2.4 million, to the fair value of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Cash	$4.0
Accounts receivable, net	13.6
Other current assets	1.7
Property, plant, and equipment	1.4
Intangible assets	8.9
Goodwill	40.1
Other assets	0.2
Total assets	69.9
Current liabilities	(13.2)
Other liabilities	(0.8)
Net assets acquired	$55.9

The goodwill recorded in this transaction is not tax deductible with the exception of approximately $6.7 million which was tax deductible to SYS.

Haverstick Consulting, Inc.

On December 31, 2007, the Company acquired Indianapolis, Indiana headquartered Haverstick Consulting, Inc. (“Haverstick”) as part of the Kratos Government Solutions segment. Haverstick provides rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. Through the Haverstick acquisition, the Company expanded its customer footprint within the Department of Defense (DOD), and enhanced its presence with the U.S. Air Force, a key growth area for Kratos. The aforementioned factors are the primary reason for the acquisition and the amount subsequently assigned to goodwill.

The total purchase price of $92.0 million includes transaction costs incurred by the Company of $0.8 million. The purchase price paid to Haverstick was $91.2 million comprised of $70.3 million in cash and the issuance of 7.48 million shares of the Company’s common stock valued at $2.60 per share, or an aggregate stock consideration of $19.4 million based on 7.48 million shares at a price of $2.60 per share, and a working capital adjustment of $1.5 million. The value of the shares issued was determined by averaging the market price of the stock on the announcement date and for the two days prior to and two days subsequent to the public announcement of the acquisition, which occurred on November 5, 2007.

The Company held back $8.6 million (the Holdback Consideration) to secure any negative working capital adjustments required by the merger agreement and the Company’s indemnity rights. The Holdback Consideration is comprised of both cash and Kratos stock in the amounts of $1.2 million and $7.4 million, respectively, and accrues interest at a rate of LIBOR plus 4% until paid. The indemnity rights component of the Holdback Consideration is scheduled to be released in 50% increments on the 12th month and 21st month of the anniversary date of the acquisition. The holdback payment due in December 2008 was not made pending the resolution of an outstanding indemnification claim which is being disputed by Haverstick.

In addition to the indemnity holdback, the agreement also called for a post closing working capital adjustment. In February 2008, the Company and Haverstick agreed on the working capital calculation called for in the agreement. The calculation resulted in a working capital adjustment due to Haverstick in an amount of $1.5 million. The working capital adjustment was paid with 697,315 shares of Company stock on June 30, 2008, valued at $1.3 million, and cash of $0.2 million in April 2008.

To fund the acquisition, the Company secured a new credit facility of $85.0 million arranged by KeyBanc Capital Markets. The credit facility, which includes a $25.0 million line of credit and $60.0 million in term notes, replaced the Company’s previous credit facility which had an outstanding principal balance of $6.0 million on the date of closing.

Until the date on which the shares of stock became salable, interest accrued on the value of the closing stock at a floating rate of one-month LIBOR plus four percent (4%) per annum. The shares became saleable on June 30, 2008 and 167,692 additional shares were issued in satisfaction of the accrued interest.

The Consolidated Statements of Operations for the year ended December 28, 2008 includes the results of Haverstick’s operations for the entire year. The results of Haverstick’s operations are not included in the accompanying Consolidated Statement of Operations for the years ended December 31, 2007 and 2006.

The purchase price which includes transaction costs of $0.8 million was accounted for as follows (in millions):

Cash	$3.6
Accounts receivable, net	23.5
Other current assets	5.3
Property, plant, and equipment	2.1
Intangible assets	9.3
Goodwill	66.4
Other assets	2.4
Total assets	112.6
Current liabilities	(16.9)
Other liabilities	(3.7)
Net assets acquired	$92.0

The goodwill recorded in this transaction is not tax deductible.

Madison Research Corporation

On October 2, 2006, the Company acquired Huntsville, Alabama based Madison Research Corporation (“MRC”) as part of the Company’s KGS segment. MRC offers a broad range of technical, engineering and IT solutions, and has developed core competencies in weapons system lifecycle support, integrated logistics, test and evaluation, commercial-off-the-shelf software and hardware selection and implementation, software development and systems lifecycle maintenance. The aforementioned factors are the primary reason for the acquisition and the amount subsequently assigned to goodwill.

The purchase price was approximately $73.8 million, including a working capital adjustment of $4.6 million and transaction costs of $0.2 million, and is subject to certain additional post-closing adjustments. The Company paid $62.1 million at closing, the working capital adjustment of $4.6 million was paid in April 2007 and the remaining $6.9 million, which has been subsequently adjusted for legal costs and a reduction in contingent cash consideration, was held back to secure the Company’s indemnity rights and will be released, subject to indemnity rights, in installments following 6, 12, and 18 months from the date of close. In April 2007, $1.5 million of the hold-back was released and paid to the former shareholders of MRC. In October 2007, a second scheduled holdback payment of $2.8 million was made. The remaining hold back balance of approximately $2.5 million, including accrued interest, as of December 28, 2008, subject to the resolution of certain indemnification matters, is expected to be paid in the first or second quarter of 2009. The results of operations of MRC have been included in the Company’s consolidated statement of operations for the periods from the acquisition date of October 2, 2006.

The purchase price, including transaction costs of $0.2 million, was accounted for as follows (in millions):

Current assets	$17.8
Property, plant, and equipment	0.4
Intangible assets	8.1
Goodwill	53.8
Total assets	80.1
Current liabilities	(6.3)
Net assets acquired	$73.8

The goodwill recorded in this transaction is not tax deductible.

Unaudited Pro Forma Financial Information

The following tables summarize the supplemental statement of operations information on an unaudited pro forma basis as if the acquisitions of DFI, SYS, Haverstick and Madison had occurred on January 1, 2007, and includes adjustments that were directly attributable to the transactions or were not expected to have a continuing impact on the Company. The pro forma results are for illustrative purposes only for the applicable period and do not purport to be indicative of the actual results which would have occurred had the transaction been completed as of the beginning of the period, nor are they indicative of results of operations which may occur in the future (all amounts, except per share amounts are in millions):

	2007 As Reported	Haverstick Pro forma Adjustments (unaudited)	SYS Pro forma Adjustments (unaudited)	DFI Pro forma Adjustments (unaudited)	2007 Pro forma
Pro forma revenues	$180.7	$94.2	$79.0	$47.5	$401.4
Pro forma net loss	$(40.8)	$(5.1)	$(0.8)	$(0.6)	$(47.3)
Shares outstanding or issued for acquisition	74.0	5.3	25.3	22.9	127.5
Basic and diluted pro forma net loss per share	$(0.55)				$(0.37)

	2008 As Reported	SYS Pro forma Adjustments (unaudited)	DFI Pro forma Adjustments (unaudited)	2008 Pro forma
Pro forma revenues	$286.2	$36.5	$61.0	$383.7
Pro forma net loss	$(111.1)	$(0.1)	$(1.5)	$(112.7)
Shares outstanding or issued for acquisition	92.6	12.0	22.9	127.5
Basic and diluted pro forma net loss per share	$(1.20)			$(0.88)

Contingent Acquisition Consideration

In connection with certain business acquisitions, the Company may agree to make additional future payments to sellers contingent upon achievement of specific performance-based milestones by the acquired entities. Pursuant to the provisions of SFAS 141, such amounts are accrued, and therefore, recorded by the Company when the contingency is resolved beyond a reasonable doubt and the additional consideration becomes payable. The other current liabilities on the accompanying Consolidated Balance Sheet as of December 28, 2008 include $2.5 million for Madison Research Corporation (“MRC”) and $1.2 million for Haverstick. In conjunction with the Haverstick acquisition contingent common stock consideration of $8.4 million is reflected as additional paid in capital for contingent consideration in the accompanying Consolidated Financial Statements.

The MRC holdback of approximately $2.5 million was originally due in April 2008 and this date has been extended to provide additional time to resolve outstanding indemnification obligations. The Company expects to make this payment in 2009. The remaining amounts for Haverstick of $1.2 million in cash and $8.8 million in common stock are due in equal payments in December 2008 and September 2009. The December payment to Haverstick was not made pending the resolution of an indemnification claim. The holdback arrangements accrue interest in accordance with the terms of the purchase agreements.

A summary of the contingent acquisition consideration as of December 31, 2007 and December 28, 2008 is summarized in the following table (in millions):

	Haverstick	MRC	Total
Balance as of December 31, 2007	$8.6	$2.3	$10.9
Post acquisition adjustments and interest accruals	1.4	0.2	1.6
Balance as of December 28, 2008	$10.0	$2.5	$12.5

Note 6. Balance Sheet Details

Cash and cash equivalents

The Company’s cash equivalents consist of overnight cash sweep accounts that are invested on a daily basis. As of December 28, 2008, the company had no other short-term investments. The cash and cash equivalents at December 31, 2007 and December 28, 2008 were as follows (in millions):

	December 31, 2007		December 28, 2008
	Amortized Cost Basis	Fair Value Basis	Amortized Cost Basis	Fair Value Basis
Cash	$3.9	$3.9	$3.7	$3.7
Money market	5.0	5.0	0.4	0.4
Cash and cash equivalents	$8.9	$8.9	$4.1	$4.1

Net unrealized gains and realized gains recorded during the year ended December 31, 2007 and December 28, 2008 were immaterial.

The breakdown of certain assets in the consolidated balance sheets consists of the following at December 31, 2007 and 2008 (in millions):

Accounts receivable, net

	2007	2008
Billed, current	$39.0	$58.7
Unbilled, current	32.4	38.8
Total current accounts receivable	71.4	97.5
Allowance for doubtful accounts	(0.5)	(1.1)
Total current accounts receivable, net	70.9	96.4
Unbilled, long term (included in other long term assets)	0.6	0.3
Total accounts receivable, net	$71.5	$96.7

Retainages receivable are $1.5 million and $4.1 million as of December 31, 2007 and December 28, 2008, respectively.

Property and equipment, net

Computer equipment	$4.6	$6.9
Software	3.3	0.9
Furniture and office equipment	4.1	5.1
Facility under capital lease	1.2	0.9
Leasehold improvements	1.6	2.2
Property and equipment	14.8	16.0
Accumulated depreciation and amortization	(8.1)	(9.6)
Total property and equipment, net	$6.7	$6.4

Depreciation expense was $1.4 million, $1.5 million and $1.7 million for the years ended December 31, 2006 and 2007 and December 28, 2008, respectively.

Investments in unconsolidated affiliates

CommVerge, Inc.	$—	$—
Tactical Survey Group, Inc.	0.3	—
Total investments in unconsolidated affiliates	$0.3	$—

Note 7. Debt

(a) Credit Agreement

On December 31, 2007, the Company entered into a credit facility of $85.0 million with KeyBanc Capital Markets. This credit facility provides for two term loans consisting of a first lien term note of $50.0 million and a second lien term note of $10.0 million, as well as a first lien $25 million revolving line of credit. The $10.0 million term loan has a five and one half-year term with principal payments of $25,000 required quarterly beginning on March 31, 2008 through March 31, 2013 with the final balance of $9.5 million due on June 30, 2013. The $50.0 million term loan has a five year term with principal payments of $0.6 million required quarterly beginning on March 31, 2008, $1.3 million in 2009, $2.5 million in 2010, and $4.1 million in 2011 and 2012. The term loans have a provision which states that once the full amount of the note has been borrowed, the notes cannot be paid down and reborrowed again. The revolving line of credit has a four year term which expires on December 31, 2011. All loans under the new credit facility have an interest rate equal to a base rate defined as a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate” plus a margin for the term loans of 6.5% to 7.5% and a margin of 1.0% to 3.25% on the revolving line of credit. The applicable margin at date of borrowing is determined by the ratio of the Company’s aggregate debt to its EBITDA for the previous four fiscal quarters. The Company used the credit facility to fund the acquisition of Haverstick and to retire the outstanding debt from an October 2006 credit agreement with Key Bank.

The credit agreements contain covenants which impose certain restrictions on the Company’s ability to, among other things, incur additional debt, pay dividends, make investments or sell assets. The credit agreements are collateralized by the assets of the Company. Additionally, certain non-recurring cash inflows such as proceeds from asset sales, insurance recoveries, and equity offerings may have to be used to pay down indebtedness and may not be reborrowed. In addition, the credit agreements contain certain financial covenants which are defined by the terms of the agreements. These financial covenants include a maximum first lien leverage ratio, a maximum total leverage ratio, a minimum liquidity ratio, a minimum fixed charge coverage ratio, and a minimum consolidated EBITDA at various dates for the $50.0 million term loan and the $25.0 million revolver as outlined in the following table.

Date	Maximum First Lien Leverage Ratio	Maximum Total Leverage Ratio	Minimum Liquidity Ratio	Minimum Fixed Charge Coverage Ratio	Minimum Consolidated EBITDA (in millions)
2008	3.22 to 4.76:1.00	3.76 to 5.68:1.00	1.56 to 1.33:1.00	1.05 to 0.50:1.00	$16.1 to $19.4
2009	2.97 to 2.33:1.00	2.78 to 3.50:1.00	1.60 to 1.58:1.00	1.11 to 1.02:1.00	$19.8 to $21.5
2010	1.75 to 2.00:1.00	2.25 to 2.50:1.00	1.54 to 1.49:1.00	1.10 to 1.06:1.00	$21.5 to $23.4
2011	1.75:1.00	2.25:1.00	1.55 to 1.53:1.00	1.10:1.00	$24.4 to $26.5
2012	1.75:1.00	2.25:1.00	1.42 to 1.54:1.00	1.10:1.00	$26.7 to $27.6

The $10.0 million subordinated term loan also provides for similar financial covenants.

As of December 28, 2008, the Company’s outstanding balance on the facility was $78.8 million and the weighted average interest rate on the debt as of December 28, 2008 was 10.66%. As of December 28, 2008, the unused line of credit under the revolving line of credit was approximately $2.0 million. The only restriction on the use of these funds is that the Company must be in compliance with covenants of the credit facility. The Company was in compliance with all covenants under the credit facility as of December 28, 2008.

In March 2008, the Company entered into a tentative agreement to settle its 2004 and 2007 securities class action litigation actions and, as a result, the Company recorded a $4.9 million charge in the quarter ended December 31, 2007 to accrue its share of the settlement amounts and an estimate for a contingent liability associated with legal proceedings related to the derivative actions, net of the amounts to be covered by the Company’s insurance carriers. As a consequence of recording this legal settlement, the Company did not meet certain of the financial covenants in accordance with the credit facility. Accordingly, on March 27, 2008, the Company obtained an amendment and waiver from its lenders to waive the impact of the legal settlement amounts on its financial covenants as of December 31, 2007 and the affected future periods. The amendment also amended the credit facility to provide for an increase in the LIBOR floor rate to 4.25% and to require that the Company set aside in a restricted account approximately 50% of the proceeds of the recovery from the theft of stock options by its former stock option administrator, or approximately $1.7 million, to fund these settlement amounts. In April 2008, $1.7 million was transferred to a restricted cash account and in July 2008, an additional $0.6 million was transferred for the amount received from the insurance carriers as settlement on the theft of stock options. In July 2008, the funding of the

2007 Securities Litigation Settlement included the use of $1.2 million of the cash from the restricted account. The lenders have also reserved the right to require the Company to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness. This right can be exercised no earlier than 60 days from March 27, 2008 and expired upon the Company’s compliance with financial covenants under the credit facility for the four consecutive quarters commencing after January 1, 2008. The cost of the amendment, which was approximately $0.5 million was recorded as deferred financing costs in current assets on the accompanying consolidated balance sheet which will be amortized over the remaining life of the facility.

On June 26, 2008, the Company entered into a second amendment to its credit facility in order to complete the merger with SYS. The amendment specifically approves that certain unsecured subordinated convertible notes issued by SYS be treated as subordinated debt under the credit facility, provided that a Subordination Agreement is obtained from the note holders representing no less than 95% of the aggregate principal amount of all subordinated notes, which was obtained in July 2008. In addition, the amendment provides for an add-back for amounts representing actual transaction costs incurred by an acquired entity in the computation of Consolidated EBITDA, as defined in the credit agreement, in any acquisition in which 100% of the purchase price is paid in equity securities of the Company.

On February 11, 2008, the Company entered into three derivative financial instruments with Key Bank to reduce the Company’s exposure to its variable interest rates on its outstanding debt. These instruments initially hedged $70 million of its LIBOR-based floating rate debt with the amounts hedged decreasing over time. The derivatives mature on March 31, 2010 and March 31, 2011 and result in an average fixed rate of 3.16% for the term of the agreements. The Company designated these instruments as cash flow hedges. In March 2008, as a result of the amendment to the Company’s credit facility, which included a LIBOR floor rate of 4.25%, the Company determined that these instruments were no longer highly effective as a hedge. The net loss associated with marking the derivative financial instruments to market for the twelve months ended December 28, 2008 was $1.7 million and has been reflected in other income (expense). Future gains and losses on these derivative instruments will continue to be recognized in the Company’s Statement of Operations. See Note 10.

In 2008, the Company paid approximately $1.8 million related to the 2007 securities litigation and $3.0 million related to the 2004 securities litigation settlements in 2008. This amount was partially funded by $2.2 million from the restricted cash account which was funded as a result of the first amendment to the current Credit Facility. The Company expects to be reimbursed for $0.6 million of the payment related to the 2004 securities litigation settlement by the Company’s insurance which is anticipated during the first half of 2009.

(b)                                  Subordinated Notes

As of December 28, 2008, the Company had outstanding convertible notes payable which were acquired as a result of the SYS acquisition totaling $3.1 million, of which $0.8 million was payable to related parties. The convertible notes payable are unsecured and subordinated to the Company’s bank debt and bear interest at 10% per annum payable quarterly. Principal is due February 14, 2009 and the notes are convertible at any time into shares of common stock at a conversion rate of $2.86 per share. The balance of the outstanding notes is reflected in current and long-term portion of long-term debt in the accompanying consolidated balance sheets.

In February 2009, in the interest of preserving cash due to the current macroeconomic conditions, the Company provided each note holder with the option to:

(1)           be paid cash in accordance with the original agreement

(2)           extend the note for an additional 18 months at the existing 10% rate and modify the conversion feature to the lower of the existing conversion price of $2.86 per share or the Kratos closing share value on February 13, 2009, or

(3)           convert the principal balance of Kratos shares at the lower of the existing conversion price of $2.86 or the Kratos closing share value on February 13, 2009 less a 10% discount.

As of February 28, 2009, $1.8 million of the notes have been paid, $1.0 million of the notes have been extended to August 14, 2010, and $25.0 thousand have been converted to common shares. Holders of approximately $0.2 million of the notes have not responded. As of December 28, 2008, approximately $2.1 million of the balance on the subordinated debt is reflected as current portion of long-term debt and approximately $1.0 million is reflected as long-term debt in the accompanying consolidated balance sheets.

Future maturities of long-term debt are as follows:

2009	$5.9
2010	9.9
2011	36.2
2012	16.3
2013	13.6
$81.9

Note 8. Lease Commitments

The Company leases certain facilities and equipment under operating leases having terms expiring at various dates through 2016. Future minimum lease payments under capital and operating leases as of December 28, 2008 are as follows (in millions):

	Capital Leases	Net Operating Leases
Year ending December 31,
2009	$0.4	$7.6
2010	0.4	5.0
2011	0.4	2.6
2012	0.3	1.4
2013	0.3	0.4
Thereafter	0.2	—
Total future minimum lease payments	$2.0	$17.0
Less amount representing interest	0.9
Present value of capital lease obligations	1.1
Less current portion	0.2
Long-term capital lease obligations	$0.9

Pursuant to the terms of sublease agreements as of December 28, 2008, approximately $0.1 million of sublease income will offset future minimum lease payments. Gross rent expense under operating leases for the years ended December 31, 2006, 2007 and December 28, 2008 were $3.8 million, $4.1 million and $6.4 million, respectively. Total sublease income for the years ended December 31, 2006, 2007 and December 28, 2008 totaling $0.2 million, $0.2 million and $0.4 million, respectively, has been netted against rent expense.

Based on management’s assessment of assumptions considering existing market conditions, sublease rental rates and recoverability of operating lease expenses for the Company’s vacant properties and due to the Company’s actions to consolidate facilities, during the fourth quarter of 2006, the Company reevaluated its accrual for unused office space and determined that a portion of its corporate facility would no longer be utilized to the extent previously expected. As a result, the Company calculated the estimated loss on unused office space to increase by approximately $1.4 million in the quarter ended December 31, 2006. In 2007, the Company recorded an additional $0.8 million for an excess facility accrual for obligations under facility leases that were unfavorably impacted by our recent divestitures of our wireless network services businesses which resulted in unused office space. In 2008, the Company recorded an additional $0.1 million for an excess facility accrual as a result of the Consolidation of space that occurred as the Company has integrated its recent acquisitions.

The accrual for loss on unused office space was $2.4 million and $1.7 million as of December 31, 2007 and December 28, 2008, respectively. The Company estimates that the remaining accrual will be paid through 2010. These amounts are included in asset impairment and other charges on the Company’s statements of operations. The lease on certain office facilities includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. In addition to the base rent payment, the Company pays a monthly allocation of the building’s operating expenses. The Company has recorded deferred rent, included in accrued expenses and other liabilities in the consolidated balance sheets, of $0.8 million and $0.4 million at December 31, 2007 and 2008, respectively, to reflect the excess of rent expense over cash payments since inception of the respective lease.

Note 9. Income Taxes

The Company adopted the provisions of FIN 48 on January 1, 2007. The total liability for unrecognized tax benefits as of the date of adoption was $4.7 million. Additionally, the Company has a tax refund claim of $2.4 million for which it has not recorded any benefit under FIN 48 or prior standards. As a result of the implementation of FIN 48, the Company recognized a $0.7 million increase in the liability for unrecognized tax benefits, with $0.2 million net decrease in valuation allowance, $0.1 million charged to retained earnings, and $0.4 million recorded to goodwill. In addition, the Company reduced its gross deferred tax assets by $10.8 million for unrecognized tax benefits, which was offset by a reduction in its valuation allowance by the same amount.

The following table summarizes the activity related to the Company’s unrecognized tax benefits (in millions):

Total
Balance at December 31, 2006	$16.4
Increases related to prior periods	5.5
Decreases related to current year tax positions	(7.3)
Expiration of applicable statutes of limitations	(1.0)
Foreign currency translation	0.3
Balance at December 31, 2007	$13.9
Increases related to prior periods	0.0
Decreases related to current year tax positions	0.0
Expiration of applicable statutes of limitations	(1.0)
Foreign currency translation	(0.1)
Balance at December 28, 2008	$12.8

Included in the balance of unrecognized tax benefits at December 28, 2008, are $12.8 million of tax benefits that, if recognized, would affect the effective tax rate. Included in this amount is $8.8 million that would become a deferred tax asset if the tax benefit were recognized. As such, this benefit may be impacted by a corresponding valuation allowance depending upon the Company’s consolidated financial position at the time the benefits are recognized.

The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. For the years ended December 31, 2007 and December 28, 2008, the Company recorded $0.2 million and $0.1 million, respectively, in interest or penalties.

The Company believes that it is reasonably possible that as much as $3.2 million of the FIN 48 tax liabilities will expire within 12 months of December 28, 2008 due to the expiration of various applicable statutes of limitations and possible settlement of a pending income tax refund claim.

The Company is subject to taxation in the U.S. and various state tax jurisdictions. The Company’s tax years for 2000 and forward are subject to examination by the U.S. and state tax authorities due to the existence of net operating loss carryforwards. Generally, the Company’s tax years for 2002 and forward are subject to examination by various foreign tax authorities.

In assessing the realizability of deferred tax assets, management considers on a periodic basis, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As such, management has determined that it is appropriate to maintain a full valuation allowance against its deferred tax assets, with the exception of an amount equal to its deferred tax liabilities which can be expected to reverse. Management will continue to evaluate the necessity to maintain a valuation allowance against its deferred tax asset.

As of December 28, 2008, the Company had a net deferred tax liability of zero. The deferred tax assets and liabilities are allocated based upon the underlying asset or liability that produced the deferred taxes. As of December 28, 2008, there were no deferred tax assets or liabilities allocated to discontinued operations.

The provision (benefit) for income taxes from continuing operations for the years ended December 31, 2006 and 2007 and December 28, 2008 are comprised of the following (in millions):

	2006	2007	2008
Current:
Federal	$(0.5)	$0.0	$0.0
State	0.8	0.7	1.3
Total current	0.3	0.7	1.3
Deferred:
Federal	12.7	0.5	(1.7)
State	1.5	0.1	(0.3)
Total deferred	14.2	0.6	(2.0)
Total	$14.5	$1.3	$(0.7)

A reconciliation of total income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate of 35% to loss from continuing operations before income tax provision (benefit) for the years ended December 31, 2006 and 2007 and December 28, 2008 is as follows (in millions):

	2006	2007	2008
Income tax expense (benefit) at federal statutory rate	$(9.3)	$(9.1)	$(36.6)
State taxes, net of federal tax benefit and valuation allowance	2.1	0.7	1.3
Increase (decrease) in federal valuation allowance	16.5	9.6	1.9
Increase (decrease) in reserves for uncertain tax positions	0.1	—	—
Nondeductible expense	0.6	0.1	0.1
Nondeductible goodwill impairment charges	4.5	—	32.6
Total	$14.5	$1.3	$(0.7)

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of December 31, 2007 and 2008 are as follows (in millions):

	2007	2008
Deferred tax assets:
Allowance for doubtful accounts	$0.8	$0.9
Sundry accruals	0.5	1.1
Vacation accrual	0.7	1.9
Stock-based compensation	7.7	9.8
Property and equipment, principally due to differences in depreciation	1.3	2.5
Investments	2.4	2.9
Net operating loss carryforwards	62.4	79.1
Capital loss carryforward	1.6	1.5
Tax credit carryforwards	0.3	0.3
Deferred revenue	—	0.1
Reserves and other	6.7	3.9
	84.4	104.0
Valuation allowance	(75.0)	(96.4)
Total deferred tax assets, net of allowance	9.4	7.6
Deferred tax liabilities:
Unearned revenue	(0.8)	(0.5)
Other intangibles	(9.0)	(5.6)
Property and equipment, principally due to differences in depreciation	(1.6)	(1.5)
Total deferred tax liabilities	(11.4)	(7.6)
Net deferred tax asset (liability)	$(2.0)	$(0.0)

At December 28, 2008, the Company had federal tax loss carryforwards of $202.8 million (including stock option net operating loss carryforwards) which expire beginning in 2020 and various state tax loss carryforwards of $232.4 million which expire beginning in 2012. Federal and state tax laws impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an “ownership change” for tax purposes as defined by Section 382 of the Internal Revenue Code. At December 28, 2008, the Company does not believe that it has incurred any “ownership changes” which would materially limit the utilization of the loss carryforwards. If an “ownership change” does occur, utilization of the net operating loss or credit carryforward amounts may be limited. As discussed elsewhere, deferred tax assets relating to the net operating loss and credit carryforwards are offset by a full valuation allowance. In addition, utilization of state tax loss carryforwards is dependent upon sufficient taxable income apportioned to the states.

In assessing the realizability of deferred tax assets, management considers, on a periodic basis, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. During fiscal 2008, the Company recorded an increase in its valuation allowance of $21.4 million. Of this amount, $2.5 million is a result of current year operations, causing the current year tax expense to increase over the expected expense or benefit. The remaining increase in the valuation allowance is attributed to deferred tax assets acquired in the acquisitions of SYS Technologies and Digital Fusion, Inc. and the true-up of beginning deferred tax assets based on actual tax return filings. The increase was required based on the Company’s overall assessment of the risks and uncertainties related to its future ability to realize and utilize the Company’s deferred tax assets.

Note 10. Fair Value Measurement

The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Non-recurring nonfinancial assets and nonfinancial liabilities for which it has not applied the provisions of SFAS 157 include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination.

SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 28, 2008 (in millions):

Fair Value Measurements at December 28, 2008

	Total Carrying Value December 28, 2008	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative liabilities	$1.7	$—	$1.7	$—

The significant Level 2 observable inputs utilized to value the Company’s derivative financial instruments are based upon calculations provided by an investment advisor and is validated with the use of a nationally recognized financial reporting service.

Carrying amounts and the related estimated fair values of the Company’s financial instruments not measured at fair value on a recurring basis at December 28, 2008 and December 31, 2007 are as follows:

	2007		2008
$ in millions	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash surrender value of life insurance policies	$—	$—	$0.3	$0.3
Capital lease obligations	$1.2	$1.2	$1.1	$0.8
Long-term debt	$75.5	$75.5	$78.8	$76.2

Cash Surrender Value of Life Insurance Policies—The Company maintains whole life insurance policies on a group of executives for use as a funding source for deferred compensation arrangements. These policies are recorded at their cash surrender value as determined by the insurance carrier. The policies are utilized as a partial funding source for supplemental employee retirement plans and amounts associated with these policies are recorded in other assets in the consolidated statements of financial position.

Capital lease obligations—The fair value of capital lease obligations was calculated based on interest rates available for leases with terms and due dates similar to the Company’s existing lease arrangements.

Long-Term Debt—The fair value of the long-term debt was calculated based on interest rates available for debt with terms and due dates similar to the Company’s existing debt arrangements. In 2007, the fair value of the long-term debt was equivalent to the carrying value as the Company entered into the Credit Facility for this debt on December 31, 2007.

Note 11. Stockholders’ Equity

(a)                                  Preferred Stock

On May 30, 2002, the Company issued an aggregate of 90,000 shares of Series B Convertible Preferred Stock, at an aggregate purchase price of $45.0 million, in a private placement to entities affiliated with one of the directors of the Company (40,000 shares), to a brother of the Chairman and Chief Executive Officer of the Company (10,000 shares) and to an unrelated third-party investor (40,000 shares). The Company received $44.9 million of net proceeds. Each share of Series B Convertible Preferred Stock is convertible into 100 shares of Common Stock for a conversion price of $5.00 per share, which was the fair market value of the common stock at the date of issuance, at the option of the holder at any time, subject to certain provisions in the Series B Preferred Stock Purchase Agreement. Prior to December 31, 2004, 64,517 shares of Series B Convertible Preferred Stock were converted into 6,451,700 shares of the Company’s Common Stock. On April 5, 2006, 15,483 shares of Series B Convertible Preferred Stock were converted into 1,548,300 shares of the Company’s Common Stock. There was no issuance, redemption or conversion of the Series B Convertible Preferred Stock in the most recent fiscal years ended December 31, 2007 or December 28, 2008. On December 28, 2008, the total liquidation preference equaled $5.0 million. In accordance with EITF 03-06 “Participating Securities and the Two-Class Method under FASB Statement 128”, the Company’s Series B Preferred Stock was considered a participating security for purposes of computing basic earnings per share.

(b)                                  Stock Option Plans and Restricted Stock Unit Plans

During the years ended 1997, 1999 and 2000, the Board of Directors approved the 1997 Stock Option Plan (the “1997 Plan”), the 1999 Equity Incentive Plan (the “1999 Plan”) and the 2000 Non-statutory Stock Option Plan (the “2000 Plan”), respectively. Further, in February 2005, the Board of Directors approved the 2005 Equity Incentive Plan (the “2005 Plan”). The 2005 Plan was subsequently approved by a majority of the Company’s stockholders on May 18, 2005.

Stock options granted under the 1997 Plan and 1999 Plan may be incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. The Company ceased making grants under, and subsequently terminated the 1997 Plan upon completion of its initial public offering. The 2000 Plan permits the grant of non-statutory stock options, which are exercisable for a period following the date of grant as determined by the Board of Directors (generally ten years). Additionally, in July 2004, the Board of Directors resolved that all future stock option grants under all of the Company’s stock option plans would be non-statutory stock options, until such further determination by the Board of Directors.

Stock option exercise prices for the 1997 Plan, 1999 Plan, 2000 Plan and 2005 Plan must be equal to or greater than the fair market value of the common stock on the date of grant. A cumulative total of 5.3 million, 15.9 million, 6.5 million and 6.5 million shares of common stock have been authorized for issuance under the 1997 Plan, 1999 Plan, 2000 Plan and 2005 Plan, respectively. There remain approximately 2.3 million shares of common stock authorized for the 1997 Plan which are no longer issuable due to the termination of the plan.

Digital Fusion Inc. 1998, 1999, 2000, and 2005 Stock Option and Stock Incentive Plans.  Digital Fusion, Inc.’s 1998, 1999, 2000, and 2005 Stock Option and Stock Incentive Plans acquired through the Company’s acquisition of Digital Fusion, Inc. (“DFI”), were terminated on December 24, 2008, and no further grants were made under these plans after that date. Award grants that were outstanding under these plans on December 24, 2008 will continue to be governed by their existing terms and may be exercised for shares of the Company’s common stock at any time prior to the expiration of the ten-year option term or any earlier termination of those options in connection with the optionee’s cessation of service with the

Company. Stock options granted under these plans included incentive stock options or non-statutory stock options. All non-statutory options vest upon change in control and were 100% vested on December 24, 2008. With respect to incentive stock options, the qualified stock option plans provide that the exercise price of each such option must be at least equal to 100% of the fair market value of its common stock on the date of grant. Stock options granted under these plans may generally be exercised from one to ten years after the date of grant. Certain of these options had change in control provisions that extended the exercise period for grants for two years from the transaction closing date. Awards granted under these plans generally vest equally over three years; however, in connection the with Company’s acquisition of Digital Fusion, Inc. the plans were amended to include immediate vesting of all unvested grants upon any future change in control of the Company. DFI also had certain options granted outside of its qualified stock option plans. These non-qualified “out of plan” stock options expire 10 years from grant date.

On December 28, 2006, the Board of Directors of the Company approved the acceleration of vesting of all unvested options issued prior to June 30, 2006 to purchase shares of common stock of the Company that were held by employees and directors. The acceleration was effective as of December 29, 2006, provided that holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of an option if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Options to purchase approximately 2.1 million shares of common stock were subject to this acceleration.

The acceleration of these options was undertaken to eliminate the future compensation expense that the Company would have otherwise recognized in its consolidated statement of operations with respect to these options under the Statement of Financial Accounting Standards 123R “Share-Based Payment”, issued by the Financial Accounting Standards Board (“FAS 123R”). The expense that was incurred in 2006 related to the vesting of these options was $ 5.4 million in continuing operations and $4.1 million in discontinued operations.

On January 10, 2007, the Compensation Committee of the Board approved a form of Restricted Stock Unit Agreement (the “RSU Agreement”) to govern the issuance of restricted stock units (“RSU”) to executive officers under the Company’s 2005 Plan. Each RSU represents the right to receive a share of common stock (a “Share”) on the vesting date. Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The RSUs that may be awarded to executive officers under the RSU Agreement will vest according to vesting schedules specified in the notice of grant accompanying each grant. We recognize compensation expense on a straight-line basis over the vesting periods based on the market price of our stock on the grant date. The awards granted in 2007 had vesting periods ranged from 11 months to 10 years with accelerated vesting occurring upon a change in control or termination. The awards granted in 2008 had vesting periods ranging from monthly after one year to ten years with accelerated vesting occurring for some of the grants upon a change in control or termination. Upon exercise of the RSU, the Company issues new shares of common stock.

The Company records compensation expense for employee stock options based on the estimated fair value of the options on the date of grant using the Black- Scholes option-pricing model and the weighted average assumptions (annualized percentages) included in the following table. Awards with graded vesting are recognized using the straight-line method. Fair value under SFAS 123R is determined using the Black-Scholes option-pricing model with the following assumptions:

	2006	2007	2008
Expected life:(1)
Stock options	3.8 years	10.0 years	5.3 years
Risk-free interest rate(2)	4.3% - 5.2%	4.3% - 4.7%	0.0% - 2.1%
Volatility(3)	53.4% - 63.4%	56.8%	38.8% - 70.3%
Forfeiture rate(4)	23.7%	23.7%	10.6%
Dividend yield(5)	—	—	—

(1)                                  The expected life of stock options granted under the plan is the life of the option when the option is 100% vested at grant. In 2006, the expected life of unvested options granted under the Plan was based upon historical exercise patterns which the Company believes are representative of future behavior. No unvested options were granted in 2007. In 2008, all unvested options granted related to the acquisition of DFI. As historically, the majority of options granted were part of the Company’s now discontinued Wireless Network Services segment and not the Company’s KGS segment, the Company did not have historical information related to the expected term of the options granted to DFI. The Company used market information from the Company’s peers to estimate the expected life of these grants which was consistent with the methodology previously used by DFI. A majority of the options granted to DFI were 100% vested at grant.

(2)                                  The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant with a term equal to the expected term of the options.

(3)                                  The Company estimated the implied volatility of its common stock at the date of grant based on an equally weighted average of trailing volatility and market based implied volatility for the computation in 2006. In 2007 and 2008, the Company estimated implied volatility based upon trailing volatility.

(4)                                  Forfeitures are estimated at the time of grant based upon historical information. Forfeitures will be revised, if necessary, in subsequent periods if actual forfeitures differ from estimates. In 2008, the estimated forfeitures for the DFI options were based upon the historical information of DFI option holders.

(5)                                  The Company has no history or expectation of paying dividends on its common stock.

Upon option exercise, the Company issues new shares of common stock. A summary of the status of the Company’s stock option plan as of December 28, 2008 and of changes in options outstanding under the plan for the year ended December 28, 2008 is as follows:

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(000’s)			(000’s)
Options outstanding at December 31, 2007	6,173	$6.41	5.5	$10.5
Options granted	10,023	$1.19
Options exercised	—	—
Options forfeited or expired	(670)	$5.13
Options outstanding at December 31, 2008	15,526	$3.09	5.3	$3,250
Options exercisable at December 28, 2008	14,869	$3.18	5.2	$3,136

As of December 28, 2008, there was $0.3 million of total unrecognized stock compensation expense related to nonvested shares which is expected to be recognized over a remaining weighted-average vesting period of 0.9 years.

During the years ended December 31, 2006, 2007 and 2008, the following activity occurred under our option plans:

	2006	2007	2008
Weighted average grant date fair value of options granted	$2.33	$1.54	$0.71
Total intrinsic value of options exercised (in thousands)	179	10	—

Additional information about stock options outstanding at December 28, 2008 with exercise prices less than and greater than $1.17 per share, the exercise price at December 28, 2008 the last trading day of the period, follows (number of shares in thousands):

	Exercisable		Unexercisable		Total
Stock Options	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Less than $1.17	5,373	$0.65	419	$0.96	5,792	$0.67
Above $1.17	9,496	$4.61	237	$1.59	9,733	$4.54
Total outstanding	14,869	$3.18	656	$1.19	15,526	$3.09

The following table summarizes the Company’s Restricted Stock Unit activity:

(Shares in Thousands)	Restricted Stock Units (000’s)	Weighted- Average Grant-Date Fair Value
Nonvested balance at December 31, 2007	2,156	$2.28
Grants	810	$2.04
Vested	(113)	$2.33
Forfeitures	(10)	$2.05
Nonvested balance at December 28, 2008	2,843	$2.21

As of December 28, 2008, there was $5.3 million of total unrecognized stock compensation expense related to nonvested restricted stock units which is expected to be recognized over a remaining weighted-average vesting period of 7.6 years. The fair value of RSU awards that vested in 2007 and 2008 was $1.2 million and $0.3 million, respectively, (none in 2006).

(c)                                  Employee Stock Purchase Plan

In August 1999, the Board of Directors approved the 1999 Employee Stock Purchase Plan (the “Purchase Plan”). A total of 4.4 million shares of Common Stock have been authorized for issuance under the Purchase Plan. The Purchase Plan qualifies as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Service Code. The Purchase Plan commenced in November 1999 upon completion of the Company’s initial public offering. On November 16, 2005, the Compensation Committee of the Board of Directors elected to suspend all future offerings under the Purchase Plan effective January 1, 2006. On February 27, 2008, the Compensation Committee elected to reinstate offerings under the Purchase Plan effective April 1, 2008.

Unless otherwise determined by the Compensation Committee of the Board of Directors, all employees were eligible to participate in the Purchase Plan so long as they are employed by the Company (or a subsidiary designated by the board) for at least 20 hours per week and were customarily employed by the Company (or a subsidiary designated by the board) for at least 5 months per calendar year.

Employees who actively participate in the Purchase Plan are eligible to have up to 15% of their earnings for each purchase period withheld pursuant to the Purchase Plan. The amount that was withheld was used at various purchase dates within the offering period to purchase shares of Common Stock. The price paid for Common Stock at each such purchase date is equal the lower of 85% of the fair market value of the Common Stock at the commencement date of that offering period or 85% of the fair market value of the Common Stock on the relevant purchase date. Employees are also able to end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of employment. From the Purchase Plan’s inception through December 28, 2008, the cumulative number of shares of Common Stock that have been issued under the Purchase Plan was 2.7 million. During 2008, 162 thousand shares were purchased under the plan for a total purchase price of $252 thousand. At December 28, 2008, approximately 1.7 million shares were available for future issuance.

The fair value of Kratos’s ESPP shares for 2008 was estimated using the Black-Scholes option pricing model. The assumptions and resulting fair values of options granted for 2008 were as follows:

Offering Period April 1 to September 30 2008
Expected term (in years)(1)	0.5 years
Risk-free interest rate(2)	1.53%
Expected volatility(3)	63.1%
Expected dividend yield(4)	0%
Weighted average grant-date fair value per share	$0.60

Offering Period October 1 to December 31 2008
Expected term (in years)(1)	0.25 years
Risk-free interest rate(2)	0.85%
Expected volatility(3)	48.4%
Expected dividend yield(4)	0%
Weighted average grant-date fair value per share	$0.49

(1)                                The expected term is equivalent to the offering period.

(2)                                The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant with a term equal to the expected term.

(3)                                The Company estimated implied volatility based upon trailing volatility.

(4)                                The Company has no history or expectation of paying dividends on its common stock.

As of December 28, 2008, there was no unrecognized compensation expense related to the Purchase Plan. The weighted average purchase price per common share issued under the Purchase Plan was $1.56. Employees had payroll deductions totaling $0.4 million for the year ended December 28, 2008 to purchase shares through the Purchase Plan.

(d)                                  Stockholder Rights Agreement

On December 16, 2004, the Company entered into a Stockholder Right Agreement (the “Rights Agreement”). Under the terms of the Rights Agreement, initially, the Rights will attach to all certificates representing shares of outstanding Company common stock and no separate Rights Certificates will be distributed. Subject to the provisions of the Rights Agreement the Rights will separate from the Company common stock and the “Distribution Date” will occur upon the earlier of (i) ten business days following a public announcement (the date of such announcement being the “Stock Acquisition Date”) that person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 15% or more of the then-outstanding Common Stock (an “Acquiring Person”), or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. An Acquiring Person does not include certain persons specified in the Rights Agreement.

On December 16, 2004, the Company’s Board of Directors authorized and declared a dividend of one right (a “Right”) to purchase one one-hundredth of a share of the Company’s Series C Preferred Stock (“Series C Preferred”) for each outstanding share of Common Stock, par value $0.001 (“Common Stock”), to stockholders of record as of the close of business December 27, 2004 (the “Record Date”). Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-hundredth of a share of Series C Preferred at a purchase price of $54.00, subject to adjustment (the “Purchase Price”).

The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed or exchanged by the Company.

Note 12. Employee Benefit Plan

In 1996, the Company implemented a 401(k) savings plan pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), covering substantially all employees. Participants in the plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Company may make contributions at the discretion of its Board of Directors. The Company made contributions of $2.4 million in 2006, $2.0 million in 2007 and $2.6 million in 2008.

On November 18, 2004, the Board of Directors adopted the Wireless Facilities, Inc. Nonqualified Deferred Compensation Plan, effective as of January 1, 2005 (the “Plan”). The Plan provides executive officers and other eligible highly compensated employees with the opportunity to enter into agreements to defer up to eighty percent (80%) of their cash compensation derived from base salary, bonus awards and/or commissions. In addition, the Company may, in its sole and absolute discretion, award any participant under the Plan an additional employer contribution. Deferrals are adjusted for gain or loss based on the performance of one or more investment options selected by the participant from among investment funds chosen by the committee appointed to administer the Plan. Participants may elect that distribution of deferred amounts be paid in the form of either a lump sum or in annual installments if the participant terminates employment as a result of his or her retirement. However, all other distributions under the Plan will be made in a single lump sum. Distributions occur upon termination of service or upon such other dates that may be elected by the participant in accordance with the terms of the Plan. The Company, in its sole discretion, may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that no such action may reduce amounts credited to deferral accounts and such accounts will continue to be owed to the participants or beneficiaries and will continue to be a liability of the Company.

Note 13. Significant Customers

The following table presents our key customers for the years presented and the percentage of net sales made to such customers (in millions):

Key Customer	Revenue	% of Total Revenue
2006
U.S. Navy	$34.2	25%
2007
U.S. Army	$46.7	24%
U.S. Navy	$38.7	20%
Foreign Military Sales	$7.2	10%
2008
U.S. Navy	$106.9	37%
U.S. Army	$49.0	17%

Our top five customers accounted for approximately 47%, 62% and 63% of our total revenue in 2006, 2007 and 2008, respectively.

The following table presents net accounts receivable for customers with significant concentrations (in millions):

Key Customer	Accounts receivable, net	% of Total accounts receivable, net
2007
U.S. Army	$15.2	21%
U.S. Navy	$10.4	15%
Foreign Military Sales	$7.2	10%
2008
U.S. Navy	$26.6	28%

Note 14. Segment Information

The Company has historically organized its business along service lines to include three reportable segments: Wireless Network Services (WNS), Enterprise Network Services (ENS) and Government Network Services (GNS). The Wireless Network Services segment was discontinued in the first quarter of 2007 (see Note 3) and we have renamed the ENS segment to the Public Safety & Security (PSS) segment and the GNS segment to the Government Solutions (KGS), otherwise referred to as Kratos Government Solutions, segment to more accurately describe the underlying business operations. Certain income and charges that are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance are categorized as reconciling items in the table below. Due to the aforementioned discontinued operations, prior period amounts have been reclassified in order to conform to the current period presentation and allocation methodology.

Revenues, operating income (loss) and assets provided by the Company’s segments for the years ended December 31, 2006, 2007 and December 28, 2008 are as follows (in millions):

	2006	2007	2008
Revenues:
Government Solutions	$97.5	$142.5	$246.7
Public Safety & Security	40.7	38.2	39.5
Total revenues	$138.2	180.7	$286.2
Operating income (loss) from continuing operations:
Government Solutions	$8.2	$3.3	$(97.3)
Public Safety & Security	(18.3)	(5.6)	0.6
Corporate activities	(15.8)	(21.3)	3.5
Total operating loss from continuing operations	$(25.9)	$(23.6)	$(93.2)

Unallocated charges are related to corporate expenses previously allocated to the discontinued wireless network services segment prior to the disposal of those businesses, share based compensation charges and related tax adjustments, impairment and restructuring charges and expenses related to the stock option investigation conducted in 2007. As a result of the divestiture of the WNS businesses, the corporate expenses allocated to the PSS and KGS segments has increased in 2007, negatively impacting the operating income (loss) for these continuing operations. The reconciling amounts in 2006 were impacted by increased stock-based compensation expense due to the Company’s adoption of SFAS 123R in January 2006. Amounts related to corporate activities in 2007 were impacted by $10.6 million in costs of the stock option investigation and related costs as well as the recovery from the former stock option administrator. In 2008, there was a benefit of $4.5 million in corporate activities due to insurance reimbursements of costs and losses related to the stock option investigation in 2007 as well as recoveries from the theft of stock options that had not previously been agreed to be covered. See Note 17 to Notes to Consolidated Financial Statements.

In 2006, the PSS segment has charges of $12.8 million related to the impairment of goodwill and a $1.8 million impairment of an asset. In 2008, the KGS segment had a goodwill impairment charge of $105.8 million.

	2007	2008
Assets:
Government Solutions	$292.4	$275.9
Public Safety & Security	15.7	12.3
Discontinued Operations	8.5	6.1
Corporate activities	18.7	18.1
Total assets	$335.3	$312.4

Note 15. Related Party Transactions

On February 17, 2006, the Company entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18.0 million subject to adjustments for the closing net asset calculations, with $1.5 million payable in cash on signing of the Equity Purchase Agreement and $16.5 million by means of a secured promissory note payable in installments through December 2006, which approximates the net book value of the operations. The purchaser, Sakoki LLC, is a newly-formed entity controlled by Massih Tayebi. Although Massih Tayebi has no current role with the Company, he was a co-founder of the Company, having served as Chief Executive Officer from inception in 1994 through September 2000 and as a director from inception through April 2002. In addition, as of July 31, 2007, Massih Tayebi owned or controlled approximately 8.2% of the total voting power of the Company’s capital stock. He is also the brother of Masood Tayebi, who was the Company’s Chairman of the Board of Directors until March 6, 2007. Masood Tayebi had no personal financial interest in the transaction and has no role with the entity that has purchased the Mexico Operations. The transaction was approved by the disinterested members of the Company’s Board of Directors after consideration of other expressions of interest and an independent valuation analysis.

The final closing balance sheet as of February 17, 2006 resulted in net asset adjustments aggregating to a total approximate $18.9 million consideration, $1.5 million which was paid on February 17, 2006, with the remaining $17.4 million payable by means of the promissory note in installments through December 31, 2006 with an interest rate of 7.5% per annum. On June 26, 2006, the Company entered into an Addendum with the buyer to finalize the closing net asset calculations, pursuant to which the parties agreed that the resulting total purchase price was $18.9 million. The Addendum also provided for a conditional waiver that permits the purchaser to make the payment due on August 17, 2006 by September 30, 2006, and for the installments due on November 17, 2006 and December 31, 2006 to be made on or before December 29, 2006. Failure to make the payments on such later dates would have resulted in a restoration of the original terms of the note. The first scheduled note payment of $3.3 million was received from the buyer on May 19, 2006, and the second scheduled note payment of $5.5 million was received in installments of $5.2 million on September 29, 2006 and $0.3 million on October 10, 2006. The remaining note receivable balance of $9.5 million which included accrued interest through December 29, 2006, was paid in full on December 29, 2006.

Note 16. Commitments and Contingencies

The Company periodically evaluates all pending or threatened contingencies and any commitments, if any, that are reasonably likely to have a material adverse effect on its operations or financial position. The Company assesses the probability of an adverse outcome and determines if it is remote, reasonably possible or probable as defined in accordance with the provisions of SFAS 5, “Accounting for Contingencies.” If information available prior to the issuance of the Company’s financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the Company’s financial statements, and the amount of the loss, or the range of probable loss can be reasonably estimated, then such loss is accrued and charged to operations. If no accrual is made for a loss contingency because one or both of the conditions pursuant to SFAS 5 are not met, but the probability of an adverse outcome is at least reasonably possible, the Company will disclose the nature of the contingency and provide an estimate of the possible loss or range of loss, or state that such an estimate cannot be made.

The Company maintains an accrual for the Company’s health and workers compensation partial self-insurance, which is a component of total accrued expenses and current liabilities of discontinued operations in the consolidated balance sheets. Management determines the adequacy of these accruals based on a monthly evaluation of the Company’s historical experience and trends related to both medical and workers compensation claims and payments, information provided to the Company by the Company’s insurance broker, industry experience and the average lag period in which claims are paid. If such information indicates that the Company’s accruals require adjustment, the Company will, correspondingly, revise the assumptions utilized in the Company’s methodologies and reduce or provide for additional accruals as deemed appropriate. As of December 31, 2006, 2007 and 2008, the accrual for the Company’s partial self-insurance programs approximated $1.8 million, $1.1 million and $0.7 million, respectively. In 2006, 2007 and 2008 the accrual for these programs which was related to continuing operations was $0.2 million, $0.6 million, and $0.4 million, respectively. The Company also carries stop-loss insurance that provides coverage limiting the Company’s total exposure related to each medical and workers compensation claim incurred, as defined in the applicable insurance policies. The medical and workers compensation annual claim limits are $50,000 and $250,000, respectively. For 2006 the Company had one claim that exceeded the limits for workers compensation and in 2007 and 2008 no claims exceeded the limits for workers compensation. For 2006 and 2008, the Company had no claim that exceeded the limits for medical insurance and in 2007 three claims exceeded the limits for medical insurance. As of December 28, 2008, the Company had $1.5 million in letters of credit outstanding issued primarily to cover a performance bond program and liabilities in connection with the Company’s workers’ compensation partial self-insurance which has now been cancelled and $34.7 million of written purchase orders which have been issued to vendors, but the goods have not been received or the services have not been performed.

Note 17. Legal Matters

Contingencies

IPO Securities Litigation

Beginning in June 2001, the Company and certain of its officers and directors were named as defendants in several parallel class action shareholder complaints filed in the United States District Court for the Southern District of New York, now consolidated under the caption, In re Wireless Facilities, Inc. Initial Public Offering Securities Litigation, Case 01-CV-4779. In the amended complaint, the plaintiffs allege that the Company, certain of its officers and directors, and the underwriters of the Company’s initial public offering (“IPO”) violated section 11 of the Securities Act of 1933 and section 10(b) of the Securities Exchange Act of 1934 based on allegations that the Company’s registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same court against hundreds of other public companies (“Issuers”) that conducted IPOs of their common stock in the late 1990s and 2000. These complaints have been consolidated into an action captioned In re Initial Public Offering Securities Litigation, 21 MC 92 (the “IPO Cases”).

In June 2004, the Issuers (including the Company) executed a partial settlement agreement with the plaintiffs that would have, among other things, resulted in the dismissal with prejudice of all claims against the Issuers and their officers and directors and the assignment of certain potential Issuer claims to the plaintiffs. On February 15, 2005, the district court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. On August 31, 2005, the court reaffirmed class certification of the settlement class and preliminary approval of the modified settlement in a comprehensive Order. On February 24, 2006, the court dismissed litigation filed against certain underwriters in connection with certain claims to be assigned under the settlement. On April 24, 2006, the district court held a Final Fairness Hearing to determine whether to grant final approval of the settlement, and the court reserved decision at that time. While the partial settlement was pending approval, the plaintiffs continued to litigate against the underwriter defendants. The district court directed that the litigation proceed within a number of “focus cases” rather than all of the 310 cases that had been consolidated. The Company’s case is not one of these focus cases. On October 13, 2004, the district court certified the focus cases as class actions. The underwriter defendants appealed that ruling and on December 5, 2006, the Second Circuit Court of Appeals reversed the district court’s class certification decision. On April 6, 2007, the Second Circuit denied plaintiffs’ rehearing petition, but clarified that the plaintiffs could seek to certify a more limited class in the district court. In light of the Second Circuit opinion, liaison counsel for all issuer defendants, including the Company, informed the district court that the settlement could not be approved because the defined settlement class, like the litigation class, could not be certified. On June 24, 2007, the district court entered an order terminating the proposed settlement.

Plaintiffs filed second consolidated amended complaints in the six focus cases on August 14, 2007, and, on September 27, 2007, again moved for class certification. On November 12, 2007, certain of the defendants in the focus cases moved to dismiss the second consolidated amended class action complaints. On March 26, 2008, the district court denied the motions to dismiss except as to section 11 claims raised by those plaintiffs who sold their securities for a price in excess of the initial offering price and those who purchased outside the previously certified class period. Briefing on the class certification motion was completed in May 2008. That motion was withdrawn without prejudice on October 10, 2008. On February 25, 2009, liaison counsel for the plaintiffs informed the district court that a settlement had been agreed to in principle, subject to formal approval by the parties and preliminary and final approval by the court. Due to the inherent uncertainties of litigation, the ultimate outcome of this matter cannot be predicted. In accordance with FASB 5, “Accounting for Contingencies,” the Company believes any contingent liability related to this claim is not probable or estimable and therefore no amounts have been accrued in regards to this matter.

2004 Securities Litigation

In August 2004, following the Company’s announcement on August 4, 2004 that it intended to restate its financial statements for the fiscal years ended December 31, 2000, 2001, 2002 and 2003, the Company and certain of its current and former officers and directors were named as defendants (“Defendants”) in several securities class action lawsuits filed in the United States District Court for the Southern District of California. These actions were filed on behalf of those who purchased, or otherwise acquired, the Company’s common stock between April 26, 2000 and August 4, 2004. The lawsuits generally alleged that, during that time period, Defendants made false and misleading statements to the investing public about the Company’s business and financial results, causing its stock to trade at artificially inflated levels. Based on these allegations, the lawsuits alleged that Defendants violated the Securities Exchange Act of 1934, and the plaintiffs sought unspecified damages. These actions were consolidated into a single action—In re Wireless Facilities, Inc. Securities Litigation, Master File 04CV1589-JAH. Plaintiffs filed a First Amended Consolidated Class Action Complaint on April 1, 2005. Defendants filed their motion to dismiss this first amended complaint on April 14, 2005. The plaintiffs then requested leave to amend their first amended complaint. The plaintiffs filed their Second Amended Complaint on June 9, 2005, this time on behalf of those who purchased, or otherwise acquired, the Company’s common stock between May 5, 2003 and August 4, 2004. Defendants filed their motion to dismiss this Second Amended Complaint on July 14, 2005. The motion to dismiss was taken under submission on October 20, 2005 and on March 8, 2006, the Court granted the Defendants’ motion. However, plaintiffs were granted the right to amend their complaint within 45 days and subsequently filed their Third Amended Consolidated Class Action Complaint on April 24, 2006. Defendants filed a motion to dismiss this complaint on June 8, 2006. On May 7, 2007, the Court denied the Defendants’ motion to dismiss. Defendants’ filed their answer to the plaintiffs’ complaint on July 13, 2007. In February 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. In June 2008, the parties executed a Memorandum of Understanding documenting the essential terms of the proposed settlement and on August 8, 2008, the parties filed their joint motions for preliminary approval of the proposed settlement with the Court. The Court granted preliminary approval of the proposed settlement on September 3, 2008. On January 13, 2009, following a motion by the parties, the Court granted final approval of the proposed settlement terms, issued its final judgment on the matter, and entered an order dismissing the case with prejudice.

Pursuant to the settlement agreement and final order of the Court, plaintiffs and the class dismissed all claims, with prejudice, in exchange for a cash payment in the total amount of $12 million. The Company’s directors’ and officers’ liability insurers paid the settlement amount in accordance with the Company’s insurance policies, less the applicable retention or co-insurance obligations that were paid directly by the Company. The Company’s amount of payment toward the settlement was approximately $2.4 million. In the fourth quarter of 2008, the Company paid $3.0 million related to this matter, of which $1.0 million was from its restricted cash account. The Company expects to receive $0.6 million from the insurance carriers for this payment in the first half of 2009. Despite the settlement reached in this action, the Company believes that the allegations lacked merit.

In 2004, two derivative lawsuits were filed in the United States District Court for the Southern District of California against certain of the Company’s current and former officers and directors: Pedicini v. Wireless Facilities, Inc., Case 04CV1663; and Roth v. Wireless Facilities, Inc., Case 04CV1810. These actions were consolidated into a single action in In re Wireless Facilities, Inc. Derivative Litigation, Lead Case No 04CV1663-JAH. These lawsuits contain factual allegations that are substantially similar to those made in the class action lawsuits, but the plaintiffs in these lawsuits assert claims for breach of fiduciary duty, gross mismanagement, abuse of control, waste of corporate assets, violation of Sarbanes Oxley Act section 304, unjust enrichment and insider trading. The plaintiffs in these lawsuits seek unspecified damages and equitable and/or injunctive relief. The lead plaintiff filed a consolidated complaint on March 21, 2005. On May 3, 2005, the defendants filed motions to dismiss this action, to stay this action pending the resolution of the consolidated non-derivative securities case pending in the Southern District of California, and to dismiss the complaint against certain non-California resident defendants. Pursuant to a request by the Court, Defendants’ motions were withdrawn without prejudice pending a decision on defendants’ motion to dismiss the complaint against the non-California resident defendants. On March 20, 2007, the Court ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the federal derivative complaint. On March 27, 2007, plaintiffs filed an amended derivative complaint setting forth all of the same allegations from the original complaint and adding allegations regarding the Company’s stock option granting practices. Basically, plaintiffs allege that the Company “backdated” or “springloaded” employee stock option grants so that the options were granted at less than fair market value. The amended complaint names all of the original defendants (including those dismissed for lack of jurisdiction) as well as nine new defendants. On July 2, 2007, the non-California resident defendants moved to dismiss the complaint for lack of personal jurisdiction. On October 17, 2007, the Court took the motion under submission without oral argument. On February 26, 2008, the Court again ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the amended federal derivative complaint. Plaintiffs subsequently moved the Court for certification and entry of final judgment of the Court’s order dismissing the non-residents for lack of personal jurisdiction so that the plaintiffs may seek immediate appellate review of the matter. On July 10, 2008, the court granted plaintiffs’ motion for certification, which was not opposed by defendants. On August 12, 2008, Plaintiffs filed a notice of appeal of the personal jurisdictional order. Neither a briefing schedule nor a hearing date on the matter is presently set. The parties have conferred and discussed the Court’s personal jurisdictional order and notice of appeal and have stipulated to a briefing schedule for any remaining motions to dismiss that the Company, along with the individual defendants subject to the court’s jurisdiction, may bring in an effort to dismiss the complaint as to them. Pursuant to the parties’ stipulation, such motions must be brought on or before March 26, 2009. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will have a material adverse effect on the Company.

In April 2007, another derivative complaint was filed in the United States District Court for the Southern District of California, Hameed v. Tayebi, Case 07-CV-0680 BTM(RBB) (the “Hameed Action”), against several of the Company’s current and former officers and directors. The allegations in this derivative complaint mirrored the amended allegations in the 2004 federal derivative action. Pursuant to a Court order and agreement of the parties, the defendants’ responses to the complaint in the Hameed Action were stayed until the Court ruled on the motion to dismiss for lack of personal jurisdiction in the 2004 derivative litigation. As noted above, on February 26, 2008, the Court ruled that it lacked personal jurisdiction over five of the non-California defendants named in the 2004 derivative action, including three that were also named in the Hameed Action. In August 2008, and before defendants had responded to the complaint, Plaintiff voluntarily dismissed the Hameed Action pursuant to Federal Rule of Civil Procedure 41(a). The Company believes that the allegations lacked merit and intended to vigorously defend all claims asserted.

In August and September 2004, two virtually identical derivative lawsuits were filed in California Superior Court for San Diego County against certain of the Company’s current and former officers and directors. These actions contain factual allegations similar to those of the federal lawsuits, but the plaintiffs in these cases assert claims for violations of California’s insider trading laws, breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The plaintiffs in these actions seek unspecified damages, equitable and/or injunctive relief and disgorgement of all profits, benefits and other compensation obtained by defendants. These lawsuits have been consolidated into one action—In re Wireless Facilities, Inc. Derivative Litigation, California Superior Court, San Diego County, Lead Case GIC 834253.

The plaintiffs filed a Consolidated Shareholder Derivative Complaint on October 14, 2004. This action has been stayed pending a decision in federal court on a motion to dismiss the federal derivative lawsuit. In October 2008, the parties notified the Court of the status of the federal action and the court continued the stay for an additional six months. The Court also ordered the parties to file an updated status report in April 2009. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will have a material adverse effect on the Company.

The Company has recorded an accrual for a contingent liability associated with the legal proceedings related to the derivative actions of $0.7 million based on the Company’s estimate of the potential amount it could have to pay in relation to these lawsuits.

2007 Securities Litigation

In March and April 2007, there were three federal class actions filed in the United States District Court for the Southern District of California against the Company and several of its current and former officers and directors. These class action lawsuits followed the Company’s March 12, 2007 public announcement that it was conducting a voluntary internal review of its stock option granting processes. These actions were consolidated into a single action, In re Wireless Facilities, Inc. Securities Litigation II, Master File 07-CV-0482-BTM-NLS. The consolidated class action complaint was filed on November 19, 2007. In March 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. In May 2008, the parties executed a Memorandum of Understanding documenting the essential terms of the proposed settlement and on August 8, 2008, the parties filed their joint motions for preliminary approval of the proposed settlement with the Court. The Court granted preliminary approval of the proposed settlement on September 3, 2008. On December 19, 2008, following a motion by the parties, the Court granted final approval of the proposed settlement terms, issued its final judgment on the matter, and entered an order dismissing the case with prejudice.

Pursuant to the settlement agreement and final order of the Court, plaintiffs and the class dismissed all claims, with prejudice, in exchange for a cash payment in the amount of $4.5 million. The Company’s directors’ and officers’ liability insurers paid the settlement amount, less the applicable retention or co-insurance obligations and contributions that were paid directly by the Company. In July 2008, the Company paid $1.8 million related to the settlement of this litigation. Despite the settlement reached in this action, the Company believes that the allegations lacked merit.

Other Litigation and Government Investigations

In January 2005, a former independent contractor of the Company filed a lawsuit in Brazil against the Company’s subsidiary, WFI de Brazil, to which he had been assigned for a period of time. He sought to be designated an employee of WFI de Brazil and entitled to severance and related compensation pursuant to Brazilian labor law. The individual sought back wages, vacation pay, stock option compensation and related benefits in excess of $0.5 million. This matter was argued before the appropriate labor court in July 2005 and in July 2006, the labor court awarded the individual the Brazilian currency equivalent of approximately $0.4 million for his back wages, vacation pay and certain other benefits. The Company filed an appeal in the matter on July 20, 2006 and is challenging the basis for the award on several theories. On August 22, 2007, the appeals court partially upheld the Company’s appeal, although it upheld the individual’s designation as an employee. The court is reviewing possible damage calculations before publishing a final decision. The Company’s counsel is preparing a motion for clarification of the judgment due to omissions in the decision. The Company has accrued approximately $0.4 million as of December 28, 2008 related to this matter.

On March 28, 2007, three plaintiffs, on behalf of a purported class of similarly situated employees and contractors, filed a lawsuit against the Company in the Superior Court of the State of California, Alameda County. The suit alleges various violations of the California Labor Code and seeks payments for allegedly unpaid straight time and overtime, meal period pay and associated penalties. The Company and the plaintiffs agreed to venue for the suit in San Diego County. Although the Company believes that the allegations lack merit, it has agreed with the plaintiffs to settle their claims for an aggregate amount in the range of $0.3 million to $0.5 million, to include individual and incentive awards, attorneys’ fees and administrative costs, subject to court approval. The actual amount paid by the Company will depend upon the number of responses received from members of the purported class of plaintiffs. The Company has recorded an accrual for a contingent liability associated with this legal proceeding in the amount of $0.3 million.

On May 3, 2007, Kratos announced that it had a filed a lawsuit against a former employee who previously served as its stock option administrator and left Kratos in mid-2004, and his spouse. The lawsuit sought to recover damages resulting from the theft by a former employee of Kratos stock options and common stock valued in excess of $6.3 million. The thefts, which appear to have taken place during 2002 and 2003, were discovered through the Kratos review of its past practices related to the granting and pricing of employee stock options with the assistance of its outside counsel and forensic computer consultants. The complaint also alleged that the former employee attempted to cover up the scheme by, among other things, deleting entries from the records of Kratos.

Kratos promptly reported to the SEC the discovery of the theft. The SEC initiated an inquiry and commenced an enforcement action against the former employee. The U.S. Attorney’s Office also forwarded a grand jury subpoena to Kratos seeking records related to the former employee and Kratos’ historical option granting practices. The SEC filed a federal lawsuit and obtained a temporary restraining order and asset freeze against the former employee and his spouse. The U.S. Attorney’s Office indicted him for the theft and he pled guilty to federal criminal charges and has been sentenced to 46 months in prison and currently is incarcerated. On April 1, 2008, the SEC notified Kratos that it had completed its investigation and that it did not intend to recommend any enforcement action by the SEC against the Company. Kratos has cooperated with, and continues to cooperate with the U.S. Attorney’s Office on this matter and otherwise. The former employee and his wife entered into a settlement agreement with Kratos on October 5, 2007, turning over substantially all of their assets to Kratos in settlement of the damages incurred in the theft. On February 15, 2008, the SEC approved the settlement. On February 19, 2008, the court entered a final judgment approving the settlement. Kratos has obtained the assets, which aggregate approximately $3.4 million, and is in the process of liquidating the remaining assets which approximate $0.1 million in value. In June 2008, Kratos’ insurance carrier agreed to reimburse Kratos for $0.6 million related to the theft of stock options. Kratos’ directors’ and officers’ liability insurers have agreed to reimburse it for $4.1 million related to fees previously incurred on the ongoing investigation by the U.S. Attorney’s Office as well as fees previously incurred on the SEC investigation. As a result, a benefit for this amount has been recorded in the recovery of unauthorized issuance of stock options and stock option investigation and related fees line item in the accompanying Consolidated Statements of Operations.

In addition to the foregoing matters, from time to time, the Company may become involved in various claims, lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business. The Company is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on our business, financial condition, operating results or cash flows.

Note 18. Quarterly Financial Data (Unaudited)

The following financial information reflects all normal and recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for the years ended December 31, 2007 and 2008, is as follows (in millions, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal year 2007
Revenues	$46.6	$44.4	$44.0	$45.7
Gross profit	$7.2	$7.0	$7.5	$8.0
Operating loss from continuing operations	$(2.6)	$(8.0)	$(8.4)	$(4.6)
Provision for income taxes	$0.2	$0.3	$0.4	$0.4
Net income (loss)	$(20.1)	$4.2	$(13.4)	$(11.5)
Net income (loss) per common share:
Basic	$(0.27)	$0.06	$(0.18)	$(0.15)
Diluted	$(0.27)	$0.06	$(0.18)	$(0.15)

Quarterly Results in 2007

The Company’s results by quarter in 2007 were impacted by the divestitures of its wireless network services segment. In the first quarter of 2007 the loss was primarily due to impairment of assets related to the Wireless Deployment business of $13.4 million and an impairment of goodwill related to this business of $7.2 million partially offset by a gain of $3.3 million on the sale of the EMEA business. The second quarter income was impacted by a gain of $14.8 million on the sale of the Wireless Engineering Services business operations. The third quarter was impacted by a $1.9 million loss from the disposal of our deployment business and a $2.1 million excess facility accrual. The fourth quarter was impacted by a gain of $3.4 million related to the recovery of assets under the settlement with the Company’s former stock option administrator as well as an expense of $4.9 million related to our estimated cost of the settlement of our 2004 and 2007 Securities Litigation. See Note 17 to Notes to Consolidated Financial Statements.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal year 2008
Revenues	$65.5	$69.5	$77.9	$73.3
Gross profit	$12.2	$12.5	$17.2	$16.3
Operating income (loss) from continuing operations	$1.0	$3.2	$4.3	$(101.7)
Provision (benefit) for income taxes	$0.5	$0.4	$0.5	$(2.1)
Net income (loss)	$(1.9)	$0.8	$(0.2)	$(109.8)
Net income (loss) per common share:
Basic	$(0.02)	$0.01	$(0.00)	$(1.03)
Diluted	$(0.02)	$0.01	$(0.00)	$(1.03)

Quarterly Results in 2008

In the fourth quarter of 2008, the Company recorded a non-cash impairment charge of the carrying value of its goodwill of $105.8 million as a result of adverse equity market conditions and the resulting decline in current market multiples and the company’s stock price. The Company recorded benefits for the recovery of unauthorized stock options and fees related to the ongoing investigation by the U.S. Attorney’s Office of $0.6 million, $1.0 million and $2.9 million for the second, third and fourth quarters, respectively, as a result of agreements reached with the Company’s insurance carriers to cover these losses and expenses. See Note 17 to Notes to Consolidated Financial Statements.

Note 19. Subsequent Events

As of December 28, 2008, the Company had outstanding convertible notes payable which were acquired as a result of the SYS acquisition totaling $3.1 million. The convertible notes payable are unsecured and subordinated to the Company’s bank debt and bear interest at 10% per annum payable quarterly. Principal is due February 14, 2009 and the notes are convertible at any time into shares of common stock at a conversion rate of $2.86 per share. In February 2009, in the interest of preserving cash due to the current macroeconomic conditions, the Company provided each note holder with the option to:

(1)           be paid cash in accordance with the original agreement;

(2)           extend the note for an additional 18 months at the existing 10% rate and modify the conversion feature to the lower of the existing conversion price of $2.86 per share or the Kratos closing share value on February 13, 2009; or

(3)           convert the principal balance of Kratos shares at the lower of the existing conversion price of $2.86 or the Kratos closing share value on February 13, 2009 less a 10% discount.

As of February 28, 2009, $1.8 million of the notes have been paid, $1.0 million of the notes have been extended to August 14, 2010, and $25,000 have been converted to common shares. Holders of approximately $0.2 million of the notes have not responded.

Given continued significant decline in the stock market in general and specifically our stock price in 2009, we believe it is more likely than not that this could be an indication of additional goodwill impairment and could potentially result in a triggering event under SFAS 142 and an additional goodwill impairment charge in the first quarter of 2009.

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Eric M. DeMarco, certify that:

1.                                       I have reviewed this annual report on Form 10-K of Kratos Defense & Security Solutions, Inc.;

2.                                       Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                                       Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                                       The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)                                  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                                 Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)                                  Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)                                 Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                                       The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing equivalent functions):

(a)                                  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)                                 Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2009

/s/ ERIC M. DEMARCO
Eric M. De Marco Chief Executive Officer and President (Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Deanna H. Lund, certify that:

1.                                       I have reviewed this annual report on Form 10-K of Kratos Defense & Security Solutions, Inc.;

2.                                       Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                                       Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                                       The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-(f)) for the registrant and have:

(a)                                  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)                                 Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)                                  Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)                                 Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                                       The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing similar functions):

(a)                                  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)                                 Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2009

/s/ DEANNA H. LUND
Deanna H. Lund Chief Financial Offer (Principal Financial Officer)

EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO SECTION 18 U.S.C SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Kratos Defense & Security Solutions, Inc. (the “Company”) on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Eric M. DeMarco, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.                                       The Report fully complies with the requirements of Section 13(a) or 15(d), of the Securities Exchange Act of 1934; and

2.                                       That the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 13, 2009

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

/s/ ERIC M. DEMARCO
Chief Executive Officer

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO SECTION 18 U.S.C SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Kratos Defense & Security Solutions, Inc. (the “Company”) on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Deanna H. Lund, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.                                       The Report fully complies with the requirements of Section 13(a) or 15(d), of the Securities Exchange Act of 1934; and

2.                                       That the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 13, 2009

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

/s/ DEANNA H. LUND
Chief Financial Officer